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Filed Pursuant to Rule 424(b)(2)
Registration No. 333-163075-01

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum aggregate offering price	Amount of registration fee(1)(2)

First Mortgage Bonds	$250,000,000	$28,650

(1)
The filing fee of $28,650 is calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)
This "Calculation of Registration Fee" table shall be deemed to update the "Calculation of Registration Fee" table in South Carolina Electric & Gas Company's Registration Statement on Form S-3 (File No. 333-163075-01).

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 12, 2009)

$250,000,000

South Carolina Electric & Gas Company

First Mortgage Bonds, 4.350% Series due February 1, 2042

We are offering $250,000,000 aggregate principal amount of our First Mortgage Bonds, 4.350% Series due February 1, 2042, which we refer to herein as the New Bonds. The New Bonds offered hereby constitute a further issuance of the $250,000,000 principal amount of our First Mortgage Bonds, 4.350% Series due February 1, 2042 (the "original New Bonds"), which we issued on January 30, 2012. The New Bonds offered hereby will form a single series with the original New Bonds and, accordingly, will have the same terms (other than the price to public) as the original New Bonds. Immediately upon settlement, the New Bonds will have the same CUSIP number and will trade interchangeably with the original New Bonds.

Upon the issuance of the New Bonds offered hereby, the outstanding aggregate principal amount of our First Mortgage Bonds, 4.350% Series due February 1, 2042, will be $500,000,000.

We will pay interest on the New Bonds semiannually in arrears on February 1 and August 1 of each year, beginning August 1, 2012.

The New Bonds may be redeemed at our option, at any time in whole or from time to time in part, at the redemption prices described herein. See "Terms of the New Bonds — Optional Redemption."

We will not make application to list the New Bonds on any securities exchange or to include them in any automated quotation system.

Investing in our New Bonds involves risks. See "Risk Factors" on page S-3 and on page 5 of the accompanying prospectus.

	Per Bond	Total
Price to Public(1)	108.628%	$271,570,000
Underwriting Discount	0.875%	$2,187,500
Proceeds to Us Before Expenses(1)	107.753%	$269,382,500

(1)
Plus accrued interest from, and including, January 30, 2012, to, but excluding, the delivery date, which must be paid by the purchasers of the New Bonds offered hereby. The total amount of accrued interest on July 13, 2012 will be $4,923,958.33.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement and the accompanying prospectus are truthful and complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the New Bonds in book-entry form only through the facilities of The Depository Trust Company on or about July 13, 2012.

Joint Book-Running Managers

BB&T Capital Markets	Mizuho Securities	Wells Fargo Securities

Co-Managers

Deutsche Bank Securities	TD Securities	US Bancorp

The date of this prospectus supplement is July 10, 2012.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

          This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which provides more general information about securities we may offer from time to time. Some of the information in the accompanying prospectus does not apply to this offering. You should read this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference that are described in the section entitled "Where You Can Find More Information" in this prospectus supplement.

          When this prospectus supplement uses the words "SCE&G," "we," "us," and "our," they refer to South Carolina Electric & Gas Company, unless otherwise expressly stated or the context otherwise requires. The term "Company," when used in this prospectus supplement, means us and our consolidated affiliates, unless otherwise expressly stated or the context otherwise requires.

          You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and in any written communication from us specifying the final terms of the offering. To the extent the information in this prospectus supplement differs from the information in the accompanying prospectus, you should rely on the information in this prospectus supplement. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer of these securities in any jurisdiction where the offer is not permitted. The information in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any written communication from us specifying the final terms of the offering is only accurate as of the date of the respective documents in which the information appears. Our business, financial condition, results of operations and prospects may have changed since those dates.

          As described in more detail under "Where You Can Find More Information," we and our parent company, SCANA Corporation ("SCANA"), separately file combined annual, quarterly and current reports and other information with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). You should not rely on any information relating solely to SCANA or its subsidiaries (other than the information filed separately by and relating to SCE&G and its consolidated affiliates) in determining whether to invest in the New Bonds. The New Bonds are obligations of SCE&G and are not guaranteed by SCANA or any of its other subsidiaries. Neither SCANA nor any of its other subsidiaries has any obligation to make any capital contribution or to advance funds to us for the purpose of paying the principal of, or premium, if any, and interest on the New Bonds or any other amount that may be required to be paid under the Mortgage (as defined herein) or the New Bonds, preventing or curing an event of default under the terms of the Mortgage, complying with any other obligation under the Mortgage or the New Bonds or otherwise.

          Our address is 100 SCANA Parkway, Cayce, South Carolina 29033, and our telephone number is (803) 217-9000.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and current reports and other information with the SEC under the Exchange Act. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

          This prospectus supplement does not repeat important information that you can find in our registration statement (File No. 333-163075-01) and in the reports and other documents which we file with the SEC under the Exchange Act. The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede some of this information. We incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 2011; our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012; our Current Report on Form 8-K, filed January 24, 2012; and any future filings (other than information in such documents that is deemed not to be filed) made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until we sell all of the New Bonds.

          We and our parent company, SCANA, separately filed on a combined basis the Annual Report on Form 10-K and the Quarterly Report on Form 10-Q. However, the information contained in the combined reports relating solely to SCANA and its subsidiaries (other than the information in the reports filed by and relating to SCE&G and its consolidated affiliates) was separately filed by SCANA, and the information contained in the combined reports filed by and relating to SCE&G and its consolidated affiliates was separately filed by us. The only information you should rely upon in determining whether to invest in the securities offered hereby is the information relating to SCE&G and its consolidated affiliates contained in this prospectus supplement and the accompanying prospectus, the information separately filed by SCE&G and its consolidated affiliates in the documents incorporated by reference herein and any free writing prospectus used in connection with the offering of New Bonds described in this prospectus supplement.

          We are not required to, and do not, provide annual reports to holders of our debt securities unless specifically requested by a holder.

          You may request a copy of our SEC filings at no cost by writing or telephoning us at the following address or phone number, as the case may be:

  Iris Griffin
  Investor Relations Manager
  SCANA Corporation
  220 Operation Way
  Cayce, South Carolina 29033
  (803) 217-6642

          You may obtain more information by visiting SCANA's Internet web site at http://www.scana.com (which is not intended to be an active hyperlink). The information on SCANA's Internet web site is not incorporated by reference in this prospectus supplement or the accompanying prospectus, and you should not consider it part of this prospectus supplement or the accompanying prospectus.

FORWARD-LOOKING INFORMATION

          Statements included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein that are not statements of historical fact are intended to be, and are hereby identified as, "forward-looking statements" for purposes of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. Forward-looking statements include, but are not limited to, statements concerning key earnings drivers, customer growth, environmental regulations and expenditures, leverage ratio, projections for pension fund contributions, financing activities, access to sources of capital, impacts of the adoption of new accounting rules and estimated construction and other expenditures. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "could," "should," "expects," "forecasts," "plans," "anticipates," "believes," "estimates," "projects," "predicts," "potential" or "continue" or the negative of these terms or other similar terminology. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: (1) the information is of a preliminary nature and may be subject to further and/or continuing review and adjustment; (2) regulatory actions, particularly changes in rate regulation, regulations governing electric grid reliability, environmental regulations, and actions affecting the construction of new nuclear units; (3) current and future litigation; (4) changes in the economy, especially in areas served by the Company; (5) the impact of competition from other energy suppliers, including competition from alternate fuels in industrial markets; (6) growth opportunities for our regulated operations; (7) the results of short- and long-term financing efforts, including prospects for obtaining access to capital markets and other sources of liquidity; (8) changes in accounting rules and accounting policies for the Company; (9) the effects of weather, including drought, especially in areas where the Company's generation and transmission facilities are located and in areas served by the Company; (10) payment and performance by counterparties and customers as contracted and when due; (11) the results of efforts to license, site, construct and finance facilities for electric generation and transmission; (12) maintaining creditworthy joint owners for the Company's new nuclear generation project; (13) the ability of suppliers, both domestic and international, to timely provide the labor, components, parts, tools, equipment and other supplies needed, at agreed upon prices, for our construction program, operations and maintenance; (14) the results of efforts to ensure the physical and cyber security of key assets and processes; (15) the availability of fuels such as coal, natural gas and enriched uranium used to produce electricity; the availability of purchased power and natural gas for distribution; the level and volatility of future market prices for such fuels and purchased power; and the ability to recover the costs for such fuels and purchased power; (16) the availability of skilled and experienced human resources to properly manage, operate and grow the Company's businesses; (17) labor disputes; (18) performance of the pension plan assets of SCANA; (19) changes in taxes; (20) inflation or deflation; (21) compliance with regulations; (22) natural disasters and man-made mishaps that directly affect our operations or the regulations governing them; and (23) the other risks and uncertainties described from time to time in the periodic reports filed by us with the SEC. We disclaim any obligation to update any forward-looking statements.

RISK FACTORS

          Investing in our New Bonds involves risks. See "Risk Factors" included in our most recent Annual Report on Form 10-K for the year ended December 31, 2011, within Item 1A, Risk Factors, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, and see page 5 of the accompanying prospectus. Each of the risks described could affect the value of your investment in the New Bonds.

USE OF PROCEEDS

          We expect to apply the net proceeds from the sale of this offering of the New Bonds to repay short-term debt primarily incurred as a result of our construction program, to finance capital expenditures (including costs to construct new nuclear units at the V.C. Summer Nuclear Station) and for general corporate purposes. As of July 5, 2012, SCE&G had approximately $335.3 million of short-term debt outstanding due upon demand or having maturities of one year or less and having (as of the most recent dates of determination) interest rates ranging from 0.47% to 0.49% per annum.

RATIO OF EARNINGS TO FIXED CHARGES

          Our historical ratios of earnings to fixed charges are as follows:

		Year Ended December 31,
Three Months Ended March 31, 2012	Twelve Months Ended March 31, 2012
		2011	2010	2009	2008	2007
2.98	3.14	3.13	3.18	3.25	3.51	3.40

          For purposes of this ratio, earnings represent pre-tax income from continuing operations plus fixed charges and distributed income from equity investees, less preferred stock dividend requirements. Fixed charges represent interest charges, preferred security dividend requirements and the estimated interest portion of annual rentals.

TERMS OF THE NEW BONDS

          We will issue the New Bonds under the Indenture dated as of April 1, 1993, as supplemented (the "Mortgage"), made between us and The Bank of New York Mellon Trust Company, N.A., successor to NationsBank of Georgia, National Association, as trustee (the "Trustee"). The New Bonds offered hereby constitute a further issuance of the $250,000,000 principal amount of our original New Bonds, which we issued on January 30, 2012. The New Bonds offered hereby will form a single series with the original New Bonds and, accordingly, will have the same terms (other than the price to public) as the original New Bonds. Immediately upon settlement, the New Bonds will have the same CUSIP number and will trade interchangeably with the original New Bonds. Upon the issuance of the New Bonds offered hereby, the outstanding aggregate principal amount of our First Mortgage Bonds, 4.350% Series due February 1, 2042, will be $500,000,000. We may, without the consent of the existing holders of the New Bonds, "reopen" the series of New Bonds offered hereby and issue additional bonds under the Mortgage having the same ranking and the same interest rate, maturity and other terms as the New Bonds (except for the price to public). Any additional bonds having similar terms, together with the New Bonds, will constitute a single series of securities under the Mortgage. The following information concerning the New Bonds supplements and should be read in conjunction with the statements under "DESCRIPTION OF THE FIRST MORTGAGE BONDS" in the accompanying prospectus.

Form

          The New Bonds will be issued as one or more global certificates in the name of Cede & Co., as nominee for The Depository Trust Company ("DTC"), New York, New York, and will be available only in book-entry form. See "— Book-Entry System" herein.

Interest and Maturity

          We will pay interest on the New Bonds from, and including, January 30, 2012, at the rate of 4.350% per year (based upon a 360-day year of twelve 30-day months), semiannually in arrears on February 1 and August 1 of each year commencing on August 1, 2012 to holders of record on the preceding January 15 and July 15, respectively. The New Bonds will mature February 1, 2042. The principal and interest are payable at the office or agency of SCE&G in Atlanta, Georgia (currently, the Trustee is designated as such office or agency).

Optional Redemption

          The New Bonds are redeemable, in whole or in part, at any time and from time to time on and after August 1, 2041, at our option, at a redemption price equal to 100% of the principal amount of the New Bonds being redeemed, plus accrued and unpaid interest thereon to the redemption date.

          In addition, the New Bonds are redeemable, in whole or in part, at any time and from time to time prior to August 1, 2041, at our option, at a redemption price equal to the greater of:

  •
  100% of the principal amount of the New Bonds being redeemed, or

  •
  the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 20 basis points, as calculated by an Independent Investment Banker, plus, in either of the above cases, accrued and unpaid interest thereon to the redemption date.

          "Adjusted Treasury Rate" means, with respect to any redemption date:

  •
  the yield, under the heading that represents the average for the week immediately preceding the calculation date, appearing in the most recently published statistical release designated as "Statistical Release H.15(519), Selected Interest Rates" or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month); or

  •
  if such release (or any successor release) is not published during the week immediately preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

          The Adjusted Treasury Rate shall be calculated on the third business day preceding the redemption date.

          "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the New Bonds to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those New Bonds (the "Remaining Life").

          "Comparable Treasury Price" means (1) the average of five Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five Reference Treasury Dealer Quotations, the average of all such quotations.

          "Independent Investment Banker" means one of Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC or UBS Securities LLC and their respective successors, as selected by us, or if none of such firms is willing or able to serve as such, another primary United States government securities dealer in the United States (a "Primary Treasury Dealer") appointed by us.

          "Reference Treasury Dealer" means (i) each of Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC and UBS Securities LLC and their respective successors; provided that, if any such firm or its successors ceases to be a Primary Treasury Dealer, we shall substitute another Primary Treasury Dealer; and (ii) two other Primary Treasury Dealers selected by us.

          "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

          Unless we default in payment of the redemption price, interest will cease to accrue on and after the redemption date on the New Bonds or portions thereof called for redemption.

Book-Entry System

          The following information concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but neither we nor any underwriter take any responsibility for the accuracy of that information. The following language expressly supercedes all information contained under the heading "BOOK-ENTRY SYSTEM" in the accompanying prospectus.

          DTC will act as securities depository for the New Bonds. The New Bonds will be issued initially as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee), or such other name as may be requested by an authorized representative of DTC. One fully-registered certificate will be issued for the New Bonds in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of the New Bonds exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of the New Bonds.

          DTC, the world's largest depository, is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants" and, together with the Direct Participants, "DTC Participants"). The DTC rules applicable to DTC's Participants are on file with the SEC.

          Purchases of New Bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the New Bonds on DTC's records. The ownership interest of each actual purchaser of each New Bond ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect

Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases. Beneficial Owners are, however, expected to receive written confirmation from DTC providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of beneficial ownership interests in the New Bonds are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the New Bonds, unless the use of the book-entry only system for the New Bonds is discontinued.

          To facilitate subsequent transfers, all New Bonds deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the New Bonds with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the New Bonds; DTC's records reflect only the identity of the Direct Participants to whose accounts such New Bonds are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

          Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of New Bonds may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the New Bonds, such as redemptions, tenders, defaults, and proposed amendments to the New Bond documents. For example, Beneficial Owners of New Bonds may wish to ascertain that the nominee holding the New Bonds for their benefit has agreed to obtain and transmit notices to Beneficial Owners.

          In the alternative, Beneficial Owners may wish to provide their names and addresses to the Trustee and request that copies of notices be provided directly to them.

          Redemption notices will be sent to DTC. If less than all of the New Bonds are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

          Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to New Bonds unless authorized by a Direct Participant in accordance with DTC's MMI procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the New Bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

          Payments of principal, interest and redemption premium, if any, on the New Bonds will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information from us or the Trustee on the payable date in accordance with their respective holdings shown on DTC's records. Payments by DTC Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such DTC Participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the Trustee, disbursement of such payments to Direct Participants is DTC's responsibility, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

          DTC may discontinue providing its services as depository with respect to the New Bonds by giving reasonable notice to us or the Trustee. Under such circumstances, in the event a successor depository is not obtained, New Bond certificates are required to be printed and delivered.

          We may decide to discontinue use of the book-entry only system through DTC (or a successor depository). In that event, New Bond certificates will be printed and delivered to DTC.

BASIS FOR ISSUANCE OF THE NEW BONDS

          We will issue the New Bonds upon the basis of property additions certified to the Trustee and designated by us as the basis for such issuance. See "DESCRIPTION OF THE FIRST MORTGAGE BONDS" in the accompanying prospectus. Based upon property additions certified on January 30, 2012 to the Trustee as of December 31, 2011 (the last date of certification of property additions under the Mortgage), we have unfunded net property additions of approximately $3.0 billion, sufficient to permit the issuance of approximately $2.1 billion of additional bonds on the basis thereof (including $250,000,000 of the New Bonds offered hereby). At June 30, 2012, we had $250,000,000 of credits from the retirement of bonds under the Mortgage, which may be used as the basis for the authentication of additional bonds under the Mortgage.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

          The following is a summary of United States federal income tax consequences material to the purchase, ownership and disposition of the New Bonds. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), proposed, temporary and final Treasury regulations thereunder, and published rulings and court decisions currently in effect. The current tax laws and the current regulations, administrative rulings and court decisions may be changed, possibly retroactively, and may be subject to differing interpretation. This summary discusses only United States federal income tax consequences to U.S. holders (as defined herein) that purchase the New Bonds upon their initial issuance at the initial offering price and that hold those bonds as capital assets within the meaning of Section 1221 of the Code.

          The following summary does not furnish information in the level of detail or with the attention to an investor's specific tax circumstances that would be provided by an investor's own tax advisor. For example, it does not discuss the tax consequences of the purchase, ownership and disposition of the New Bonds by investors that are subject to special treatment under the federal income tax laws, including holders subject to the alternative minimum tax, banks and thrifts, insurance companies, real estate investment trusts and regulated investment companies, tax-exempt organizations, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting for their securities, holders that will hold the New Bonds as a position in a "straddle" or as a part of a "synthetic security" or "conversion transaction" or other integrated investment comprised of the New Bonds and one or more other investments, U.S. holders whose "functional currency" is not the U.S. dollar, trusts and estates, and pass-through entities, the equity holders of which are any of these specified investors. The New Bonds are expected to be initially issued solely to U.S. holders and this discussion does not address the tax consequences for a beneficial owner of a New Bond who or which is not a U.S. holder.

          A "U.S. holder" is a beneficial owner of a New Bond that is (i) a citizen or resident of the United States, (ii) a corporation (including an entity treated as a corporation for United States federal income tax purposes) created or organized in the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust (or certain trusts that have made a valid election to be treated as a United States person).

          If a partnership (including an entity treated as a partnership for United Stated federal income tax purposes) is a beneficial owner of a New Bond, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A beneficial owner of a New Bond that is a partnership, and partners in such a partnership, should consult their own tax advisors about the United States federal income tax consequences of holding and disposing of the New Bonds.

Qualified reopening

          We intend to treat the New Bonds offered hereby as being issued in a "qualified reopening" of our First Mortgage Bonds, 4.350% Series due February 1, 2042, that were issued on January 30, 2012. For United States federal income tax purposes, debt instruments issued in a qualified reopening are deemed to be part of the same issue as the original debt instruments. Under the treatment described in this paragraph, the New Bonds will have the same issue date and same issue price as the original New Bonds for United States federal income tax purposes. Because the original New Bonds were not issued with "original issue discount" for United States federal income tax purposes, the New Bonds offered hereby also do not have original issue discount. The remainder of this discussion assumes the correctness of the treatment described in this paragraph.

Interest

          Except for the pre-issuance accrued interest (discussed herein), interest on a New Bond will be taxable to a U.S. holder of a New Bond as ordinary interest income at the time it accrues or is received, in accordance with the holder's regular method of accounting for U.S. federal income tax purposes.

Pre-issuance accrued interest

          The aggregate price for the New Bonds offered hereby will include interest accrued at the applicable rate of interest from, and including, January 30, 2012 to, but excluding, the delivery date, which we call "pre-issuance accrued interest." Pre-issuance accrued interest will be included in the accrued interest to be paid on the New Bonds on the first interest payment date after the issuance of the New Bonds, which will be August 1, 2012. We intend to take the position that a portion of the August 1, 2012 interest payment equal to the pre-issuance accrued interest will be treated as a return of the pre-issuance accrued interest, and not as an amount payable on the New Bonds. If this position is respected, our payment of such pre-issuance accrued interest would not be treated as taxable interest income to U.S. holders of the New Bonds and the amount of the pre-issuance accrued interest will reduce your adjusted tax basis. Prospective purchasers of the New Bonds are urged to consult their tax advisors with respect to the tax treatment of pre-issuance accrued interest.

Bond premium

          If a New Bond is purchased at a price in excess of such bond's stated principal amount (excluding any amounts that are treated as pre-issuance accrued interest as described above), a U.S. holder will have bond premium with respect to that New Bond in an amount equal to such excess. A U.S. holder generally may elect to amortize the premium using the constant yield method over the remaining term of the New Bond and may offset stated interest income otherwise required to be included in respect of the New Bond during any taxable year by the amortized amount of such excess for the taxable year. The election to amortize premium on a constant yield method, once made, will also apply to all other debt obligations with bond premium that a U.S. holder holds at the beginning of or acquires in or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service ("IRS"). If a U.S. holder does not elect to amortize the premium, the premium will decrease the gain or increase the loss such holder would otherwise recognize on the disposition of the New Bond. Prospective purchasers of the New Bonds are urged to consult their tax advisors with respect to the rules relating to amortizable bond premium and the application to their particular circumstances.

Disposition of a New Bond

          Upon the sale, exchange, redemption or other taxable disposition of a New Bond, a U.S. holder of a New Bond generally will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, redemption or other taxable disposition (not including any amount attributable to accrued but unpaid interest) and the U.S. holder's adjusted tax basis in the New Bond. Any amount attributable to accrued but unpaid interest which is not treated as pre-issuance accrued interest will be treated as a payment of interest and taxed in the manner described above under "— Interest." In general, a U.S. holder's adjusted tax basis in a New Bond will be equal to the initial purchase price of the New Bond paid by the holder, reduced by pre-issuance accrued interest, any bond premium previously amortized, and the amount of principal payments on the New Bond received before such date of sale, exchange, redemption or other taxable disposition.

          Gain or loss recognized on the sale, exchange, redemption or other taxable disposition of a New Bond generally will be capital gain or loss, and will be long-term capital gain or loss if at the time of sale, exchange, redemption or other taxable disposition the New Bond has been held for more than one year. For non-corporate U.S. holders, long-term capital gain generally will be subject to reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Information reporting and backup withholding

          Information reporting requirements generally will apply to payments of interest on the New Bonds and the proceeds of a sale, redemption or other taxable disposition of a New Bond, to a U.S. holder unless the U.S. holder is an exempt recipient. Backup withholding (currently at the rate of 28%, and currently scheduled to increase to 31% for payments made after December 31, 2012) will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, if the U.S. holder is notified by the IRS that it has become subject to backup withholding due to a prior failure to report in full payments of interest and dividend income, or otherwise fails to comply with applicable requirements of the backup withholding rules.

          Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder's United States federal income tax liability if the required information is furnished in a timely manner to the IRS.

Medicare tax on unearned income

          The Health Care and Education Reconciliation Act of 2010 requires certain U.S. holders that are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, interest on and gains from the sale or other disposition of the New Bonds for taxable years beginning after December 31, 2012. U.S. holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the New Bonds.

          The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon an owner's particular situation. This discussion does not address any foreign, state, local or non-income tax consequences of purchase, ownership or disposition of the New Bonds. Prospective purchasers of the New Bonds should consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of bonds, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States or other tax laws.

UNDERWRITING

          Under the terms and subject to the conditions contained in an underwriting agreement, dated July 10, 2012, the underwriters named below have severally agreed to purchase, and we have agreed to sell to them, severally, the respective principal amount of New Bonds set forth opposite their names below:

Underwriter	Principal Amount of New Bonds
BB&T Capital Markets, a division of Scott & Stringfellow, LLC	$66,667,000
Mizuho Securities USA Inc.	66,667,000
Wells Fargo Securities, LLC	66,667,000
Deutsche Bank Securities Inc.	16,667,000
TD Securities (USA) LLC	16,666,000
U.S. Bancorp Investments, Inc.	16,666,000

Total	$250,000,000

          The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the New Bonds are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The underwriters are obligated to take and pay for all of the New Bonds if any are taken.

          The underwriters initially propose to offer part of the New Bonds directly to the public at the public offering price set forth on the cover page of this prospectus supplement and part of the New Bonds to certain dealers at a price that represents a concession not in excess of 0.500% of the principal amount of the New Bonds. Any underwriter may allow, and any such dealers may reallow, a concession to certain other dealers not to exceed 0.250% of the principal amount of the New Bonds. After the initial offering of the New Bonds, the offering price and other selling terms may be changed by the underwriters.

          We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

          We estimate that our total expenses relating to the offering, not including the underwriting discount, will be approximately $470,000 and are payable by us.

          We do not intend to apply for listing of the New Bonds on a national securities exchange or for their inclusion in any automated quotation system, but have been advised by the underwriters that they intend to make a market in the New Bonds. The underwriters are not obligated, however, to do so and may discontinue their market making at any time without notice. No assurance can be given as to the liquidity or development of the trading market for the New Bonds.

          In order to facilitate the offering of the New Bonds, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the New Bonds. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the New Bonds for their own account. In addition, to cover overallotments or to stabilize the price of the New Bonds, the underwriters may bid for, and purchase, the New Bonds in the open market. Finally, the underwriters may reclaim selling concessions allowed to an underwriter or a dealer for distributing the New Bonds in the offering, if they repurchase previously distributed New Bonds in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price for the New Bonds above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time without notice.

          The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have, from time to time, performed, and currently perform and may in the future perform various investment or commercial banking, lending, trust and financial advisory services for us and our affiliates in the ordinary course of business. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Frequently, such underwriters and/or their affiliates hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the New Bonds offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the New Bonds offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

          As described in "Use of Proceeds" on page S-4, a portion of the net proceeds of this offering may be used to repay short-term debt primarily incurred as a result of our construction program. If more than 5% of the net proceeds of this offering, not including the underwriting discount, will be received by affiliates of any underwriter in this offering, the offering will be conducted in compliance with FINRA Rule 5121, as administered by the Financial Industry Regulatory Authority. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering.

LEGAL MATTERS

          Certain legal matters in connection with the offering of the New Bonds will be passed on for SCE&G by McNair Law Firm, P.A., of Columbia, South Carolina, and Ronald T. Lindsay, Esq., our Senior Vice President and General Counsel, and for the underwriters by Troutman Sanders LLP, of Richmond, Virginia, which also performs other legal services for us. Troutman Sanders LLP will rely as to all matters of South Carolina law upon the opinion of Ronald T. Lindsay, Esq.

          At June 30, 2012, Ronald T. Lindsay, Esq., owned beneficially 1,512 shares of SCANA's Common Stock, including shares acquired by the trustee under SCANA's Stock Purchase-Savings Program by use of contributions made by Mr. Lindsay and earnings thereon and including shares purchased by that trustee by use of SCANA contributions and earnings thereon.

EXPERTS

          The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus supplement and the related prospectus by reference from SCE&G's Annual Report on Form 10-K for the year ended December 31, 2011 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

SCANA Corporation
South Carolina Electric & Gas Company
100 SCANA Parkway
Cayce, South Carolina 29033
(803) 217-9000

SCANA CORPORATION

Medium Term Notes, Junior Subordinated Notes and Common Stock

SOUTH CAROLINA ELECTRIC & GAS COMPANY

First Mortgage Bonds

        This prospectus contains summaries of the general terms of Medium Term Notes (the "Notes"), Junior Subordinated Notes (the "Junior Subordinated Notes") and Common Stock (the "Common Stock") to be issued by SCANA Corporation ("SCANA") and First Mortgage Bonds (the "Bonds") to be issued by South Carolina Electric & Gas Company ("SCE&G"). You will find the specific terms of these securities, and the manner in which they are being offered, in supplements to this prospectus. You should read this prospectus and the applicable pricing supplement (with respect to an offering of the Notes) or prospectus supplement (with respect to offerings of the Junior Subordinated Notes, the Common Stock or the Bonds) carefully before you invest.

        The Common Stock is listed on The New York Stock Exchange under the symbol "SCG." Unless otherwise indicated in a pricing or prospectus supplement, the other securities described in this prospectus will not be listed on a national securities exchange.

        Investing in these securities involves risks. See "RISK FACTORS" beginning on page 5 herein to read about certain factors you should consider before buying these securities.

        We urge you to carefully read this prospectus and the applicable pricing or prospectus supplement, which will describe the specific terms of the offering, before you make your investment decision.

        A pricing or prospectus supplement will name any agents or underwriters involved in the sale of these securities and will describe any compensation not described in this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or any pricing or prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 12, 2009.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") utilizing a "shelf" registration process. Under this shelf registration process, we may sell any or all of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of these securities. Each time we sell securities, we will provide a pricing or prospectus supplement that will contain specific information about the terms of that offering. The pricing or prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the relevant pricing or prospectus supplement, together with the additional information described under the heading "Where You Can Find More Information."

        As used in this prospectus, "SCANA" refers to SCANA Corporation and "SCE&G" refers to South Carolina Electric & Gas Company. The terms "we," "us" and "our" refer to SCANA when discussing the securities to be issued by SCANA, SCE&G when discussing the securities to be issued by SCE&G, and collectively to SCANA and SCE&G where the context requires. The term "Company" refers to SCANA and its subsidiaries.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

        Statements included in this prospectus, any pricing or prospectus supplement and the documents incorporated by reference herein which are not statements of historical fact are intended to be, and are hereby identified as, "forward-looking statements" for purposes of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements include, but are not limited to, statements concerning key earnings drivers, customer growth, environmental regulations and expenditures, leverage ratio, projections for pension fund contributions, financing activities, access to sources of capital, impacts of the adoption of new accounting rules and estimated construction and other expenditures. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "could," "should," "expects," "plans," "anticipates," "believes," "estimates," "projects," "predicts," "potential" or "continue" or the negative of these terms or other similar terminology. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following:

  (1)
  the information is of a preliminary nature and may be subject to further and/or continuing review and adjustment;

  (2)
  regulatory actions, particularly changes in rate regulation and environmental regulations;

  (3)
  current and future litigation;

  (4)
  changes in the economy, especially in areas served by SCANA's subsidiaries;

  (5)
  the impact of competition from other energy suppliers, including competition from alternate fuels in industrial interruptible markets;

  (6)
  growth opportunities for SCANA's regulated and diversified subsidiaries;

  (7)
  the results of short- and long-term financing efforts, including future prospects for obtaining access to capital markets and other sources of liquidity;

  (8)
  changes in accounting rules and accounting policies for SCANA or its subsidiaries;

  (9)
  the effects of weather, including drought, especially in areas where the Company's generation and transmission facilities are located and in areas served by SCANA's subsidiaries;

  (10)
  payment by counterparties as and when due;

  (11)
  the results of efforts to license, site, construct and finance facilities for baseload electric generation;

  (12)
  the availability of fuels such as coal, natural gas and enriched uranium used to produce electricity; the availability of purchased power and natural gas for distribution; the level and volatility of future market prices for such fuels and purchased power; and the ability to recover the costs for such fuels and purchased power;

  (13)
  performance of SCANA's pension plan assets;

  (14)
  inflation;

  (15)
  compliance with regulations; and

  (16)
  the other risks and uncertainties described from time to time in the periodic reports filed by SCANA or SCE&G with the SEC.

  We disclaim any obligation to update any forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. SCANA's file number with the SEC is 001-08809 and SCE&G's file number with the SEC is 001-03375. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You may also read and copy these documents at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        This prospectus does not repeat important information that you can find elsewhere in the registration statement and in the reports and other documents which we file with the SEC under the Exchange Act. The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file later with the SEC will automatically update or supersede this information. We incorporate by reference the documents listed below and any future filings (other than any portions of those documents not deemed to be filed) made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, Act until all of the securities to which this prospectus relates are sold or the offering is otherwise terminated:

  SCANA

  •
  Annual Report on Form 10-K for the year ended December 31, 2008;

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

  •
  Quarterly Report on Form 10-Q/A filed on July 2, 2009;

  •
  Current Reports on Form 8-K, filed January 5, 2009, February 23, 2009, May 18, 2009, July 20, 2009, July 30, 2009 (with respect to Item 5.02 of Form 8-K) and August 14, 2009; and

  •
  the description of the Common Stock contained in SCANA's Registration Statement under the Exchange Act on Form 8-B dated November 6, 1984, as amended May 26, 1995.

  SCE&G

  •
  Annual Report on Form 10-K, as amended, for the year ended December 31, 2008;

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

  •
  Quarterly Reports on Form 10-Q/A filed on July 2, 2009 and October 9, 2009; and

  •
  Current Reports on Form 8-K, filed March 11, 2009, May 18, 2009, May 19, 2009, June 29, 2009, July 20, 2009, August 14, 2009 and August 24, 2009.

        You may request a copy of these filings, at no cost, by writing or telephoning us at:

  Bryan Hatchell, Investor Relations Manager
  Investor Relations—B222
  SCANA Corporation
  220 Operation Way
  Cayce, South Carolina 29033-3701
  (803) 217-7458

        You may obtain more information by contacting our Internet website, at http://www.scana.com (which is not intended to be an active hyperlink). The information on our Internet website (other than the documents expressly incorporated by reference as set forth above) is not incorporated by reference in this prospectus, and you should not consider it part of this prospectus.

        You should rely only on the information we incorporate by reference or provide in this prospectus or any pricing or prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any pricing or prospectus supplement is accurate as of any date other than the date on the front of those documents.

THE REGISTRANTS

        SCANA is an energy-based holding company which, through its subsidiaries, engages principally in electric and natural gas utility operations and other energy-related businesses. Through its subsidiaries, the Company serves more than 654,000 electric customers in South Carolina and more than 1.2 million natural gas customers in South Carolina, North Carolina and Georgia.

        SCANA is a South Carolina corporation with general business powers, and was incorporated on October 10, 1984. SCANA's principal executive office is located at 100 SCANA Parkway, Cayce, South Carolina 29033, telephone (803) 217-9000, and its mailing address is 220 Operation Way, Cayce, South Carolina 29033-3701.

  Regulated Utilities

        The Company operates its regulated utility businesses in North Carolina and South Carolina through wholly-owned subsidiaries. These regulated businesses continue to be the foundation of the Company's operations and are conducted in an environment supported by growing service territories and favorable regulatory treatment. The Company is allowed, subject to state commission approval during annual fuel and purchased gas cost hearings, full pass-through to retail customers of its electric fuel and natural gas costs. This approval has historically been granted. There is also a weather normalization clause in effect for our natural gas customers in South Carolina. In North Carolina, Public Service Company of North Carolina, Incorporated ("PSNC Energy") utilizes a customer usage tracker ("CUT"), a rate decoupling mechanism that breaks the link between revenues and the amount of natural gas sold, which allows PSNC Energy to periodically adjust its base rates for residential and commercial customers based on average per customer consumption. These measures mitigate our commodity price risk and customer usage fluctuations and allow us to focus our efforts on serving our customers. The following is a discussion of the Company's principal regulated utility subsidiaries.

        SCE&G.    SCE&G is a public utility engaged in the generation, transmission, distribution and sale of electricity and the purchase, sale and transportation, primarily at retail, of natural gas in South Carolina. SCE&G's electric service area extends into 24 counties covering more than 16,000 square miles of the central, southern and southwestern portions of South Carolina. SCE&G's service area for natural gas encompasses more than 23,000 square miles in all or part of 35 of South Carolina's 46 counties. The total population of the counties representing SCE&G's combined service area is more than 3.0 million. SCE&G's principal executive office is located at 100 SCANA Parkway, Cayce, South Carolina 29033, telephone (803) 217-9000, and its mailing address is 220 Operation Way, Cayce, South Carolina 29033-3701.

        SCE&G provides all of its electric generation capacity through its own facilities and through the purchase of all of the electric generation of Williams Station, which is owned by South Carolina Generating Company, Inc. ("GENCO"), a wholly owned subsidiary of SCANA. SCE&G maintains a balanced supply and demand position as it relates to electric generation.

        SCE&G also operates and has a two-thirds interest in V. C. Summer Nuclear Station in South Carolina. This station furnished approximately 19% of SCE&G's electric generating capacity in 2009.

        PSNC Energy.    PSNC Energy is a public utility engaged primarily in purchasing, selling, transporting and distributing natural gas to approximately 460,000 residential, commercial and industrial customers in North Carolina. PSNC Energy's franchised service area includes 28 counties covering approximately 12,000 square miles of North Carolina.

        PSNC Energy is regulated by the North Carolina Utilities Commission ("NCUC"). PSNC Energy's rates are established using a benchmark cost of gas approved by the NCUC, which may be modified periodically to reflect changes in the market price of natural gas and, through operation of the CUT, PSNC Energy's base rates for residential and commercial customers are also adjusted based on average per customer consumption. The NCUC reviews PSNC Energy's gas purchasing practices each year.

        Carolina Gas Transmission Corporation ("CGT").    CGT operates as an open access, transportation-only interstate pipeline company and is regulated by the Federal Energy Regulatory Commission.

        CGT transports natural gas in southeastern Georgia and in South Carolina and has interconnections with Southern Natural Gas Company ("Southern Natural") at Port Wentworth, Georgia and with Southern LNG, Inc. at Elba Island, near Savannah, Georgia. CGT also has interconnections with Southern Natural in Aiken County, South Carolina, and with Transcontinental Gas Pipeline Corporation in Cherokee and Spartanburg counties, South Carolina. CGT's customers include SCE&G (which uses natural gas for electricity generation and for gas distribution to retail customers), SCANA Energy Marketing, Inc. (which markets natural gas to industrial and sale for resale customers, primarily in the Southeast), other natural gas utilities, municipalities and county gas authorities, and industrial customers primarily engaged in the manufacturing or processing of ceramics, paper, metal, food and textiles.

  Principal Nonregulated Business

        SCANA Energy Marketing, Inc.    SCANA Energy Marketing, Inc. markets natural gas primarily in the southeastern United States, and provides energy-related risk management services to producers and customers. A division of SCANA Energy Marketing, Inc., SCANA Energy, markets natural gas in Georgia's deregulated natural gas market. At September 30, 2009, SCANA Energy had more than 440,000 natural gas customers in the Georgia market and serves as Georgia's regulated provider under a contract with the Georgia Public Service Commission. SCANA Energy is the second-largest marketer in Georgia's non-regulated retail gas market. SCANA Energy faces significant competition in the Georgia natural gas market.

        The information above concerning us and our subsidiaries is only a summary and does not purport to be comprehensive. For additional information concerning us and our subsidiaries, you should refer to the information described in "WHERE YOU CAN FIND MORE INFORMATION."

RISK FACTORS

        Investing in our securities involves a significant degree of risk. In deciding whether to invest in our securities, you should carefully consider those risk factors included in Item 1A, Risk Factors, of our most recent annual reports on Form 10-K, as supplemented by our quarterly reports after such annual reports on Form 10-Q, each of which is incorporated herein by reference, and those risk factors that may be included in the applicable pricing or prospectus supplement, together with all of the other information presented in this prospectus, any pricing or prospectus supplement and the documents we have incorporated by reference. Each of these factors could materially adversely affect our operations, financial results and the market price of our securities.

RATIO OF EARNINGS TO FIXED CHARGES

        Our historical ratios of earnings to fixed charges are as follows:

			Year Ended December 31,
	Nine Months Ended September 30, 2009	Twelve Months Ended September 30, 2009
			2008	2007	2006	2005	2004
SCANA	2.88	2.89	3.04	3.03	2.94	2.19	2.65
SCE&G	3.42	3.23	3.51	3.40	3.32	2.26	3.40

        For purposes of these ratios, earnings represent pre-tax income from continuing operations plus fixed charges and distributed income from equity investees, less preferred stock dividend requirements. Fixed charges represent interest charges, preferred stock dividend requirements and the estimated interest portion of annual rentals.

USE OF PROCEEDS

        Unless we state otherwise in a pricing or prospectus supplement, the net proceeds from the sale of the securities offered by this prospectus will be used for financing capital expenditures, for refunding, redeeming or retiring debt and preferred stock and for other general corporate purposes. Pending application of the net proceeds for specific purposes, we may invest the proceeds in short-term or marketable securities.

DESCRIPTION OF THE MEDIUM TERM NOTES

General

        SCANA will issue the Notes under an Indenture dated as of November 1, 1989 (the "Note Indenture") between SCANA and The Bank of New York Mellon Trust Company, N. A. (successor to

The Bank of New York), as trustee (the "Note Trustee"). A copy of the Note Indenture has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The information in this section "DESCRIPTION OF THE MEDIUM TERM NOTES" briefly outlines some of the provisions of the Note Indenture. Please review the Note Indenture that we filed with the SEC for a full statement of those provisions. See "WHERE YOU CAN FIND MORE INFORMATION" on how to obtain a copy of the Note Indenture. You may also review the Note Indenture at the Note Trustee's offices at 101 Barclay Street 8W, New York, New York 10286.

        Capitalized terms used and defined under this heading "DESCRIPTION OF THE MEDIUM TERM NOTES" have the meanings given such terms as defined herein. Capitalized terms used under this heading which are not otherwise defined in this prospectus have the meanings given those terms in the Note Indenture. The summaries under this heading "DESCRIPTION OF THE MEDIUM TERM NOTES" are not detailed. Whenever particular provisions of the Note Indenture or terms defined in the Note Indenture are referred to, those statements are qualified by reference to the Note Indenture. References to article and section numbers under this heading "DESCRIPTION OF THE MEDIUM TERM NOTES," unless otherwise indicated, are references to article and section numbers of the Note Indenture.

        The Notes and all other debentures, notes or other evidences of indebtedness issued under the Note Indenture (referenced in this section as "debt securities") will be unsecured and will in all respects be equally and ratably entitled to the benefits of the Note Indenture, without preference, priority or distinction, and will rank equally with all other unsecured and unsubordinated indebtedness of SCANA. The Note Indenture does not limit the amount of debt securities that can be issued thereunder, and provides that our Notes may be executed in one or more series, as established in or pursuant to a board resolution and set forth in an officers' certificate or established in one or more supplemental indentures, and authenticated and delivered upon the delivery to the Note Trustee of such company orders, opinions and officers' certificates as may be required under the Note Indenture. (Section 201). The Note Indenture also allows us to "reopen" any series of debt securities (including any series of Notes) by issuing additional debt securities of that series, if permitted by the terms of that series.

        Each pricing supplement which accompanies this prospectus in connection with an offering of Notes will set forth some or all of the following information to describe a particular series of Notes:

  •
  any limit upon the aggregate principal amount of the Notes;

  •
  the date or dates on which the principal of the Notes will be payable;

  •
  the rate or rates at which the Notes will bear interest, if any (or the method of calculating the rate); the date or dates from which the interest will accrue; the date or dates on which the interest will be payable ("Interest Payment Dates"); the record dates for the interest payable on the Interest Payment Dates; and the basis upon which interest will be calculated if other than of a 360-day year of twelve 30-day months;

  •
  any option on the part of us or the holders thereof to redeem the Notes and redemption terms and conditions;

  •
  any obligation on our part to redeem or purchase the Notes in accordance with any sinking fund or analogous provisions or at the option of the holder and the relevant terms and conditions for that redemption or purchase;

  •
  the denominations of the Notes;

  •
  whether the Notes are subject to a book-entry system of transfers and payments; and

  •
  any other particular terms of the Notes and of their offering. (Section 301)

Payment of Notes; Transfers; Exchanges

        Unless otherwise provided in a pricing supplement, we will pay any interest due on each Note to the person in whose name that Note is registered as of the close of business on the record date relating to each Interest Payment Date. However, we will pay interest when the Notes mature (whether the Notes mature on their stated date of maturity, the date the Notes are redeemed or otherwise) to the person to whom the principal payment on the Notes is paid. If there is a default in the payment of interest on the Notes, we may either (1) choose a special record date and pay the holders of the Notes at the close of business on that date, or (2) pay the holders of the Notes in any other lawful manner, all as more fully described in the Note Indenture. (Section 307)

        We will pay principal of, and any premium and interest due on, the Notes at maturity or upon earlier redemption or repayment of a Note upon surrender of that Note at the office of the paying agent (currently, the Note Trustee in New York, New York). (Sections 307, 308 and 1105) The applicable pricing supplement identifies any other place of payment and any other paying agent. We may change the place at which the Notes will be payable, may appoint one or more additional paying agents and may remove any paying agent, all at our discretion. (Section 1002) Further, if we provide money to a paying agent to be used to make payments of principal of, premium (if any) or interest on any Note and that money has not rightfully been claimed two years after the applicable principal, premium or interest payment is due, then we may instruct the paying agent to remit that money to us, and any holder of a Note seeking those payments may thereafter look only to us for that money. (Section 1003)

        Except as provided in the following sentence or in a pricing supplement, if principal of or premium (if any) or interest on the Notes is payable on a day which is not a Business Day, payment thereof will be postponed to the next Business Day, and no additional interest will accrue as a result of the delayed payment. However, for LIBOR Rate Notes, if the next Business Day is in the next calendar month, interest will be paid on the preceding Business Day and interest shall accrue through the date immediately preceding the date of payment for regularly scheduled interest payment dates (other than the maturity date). (Section 114)

        "Business Day" means any day other than a Saturday or Sunday that (1) is not a day on which banking institutions in Washington, D.C., or in New York, New York, are authorized or obligated by law or executive order to be closed, and (2) with respect to LIBOR Rate Notes only, is a day on which dealings in deposits in U. S. dollars are transacted in the London interbank market.

        The "record date" will be 15 calendar days prior to each Interest Payment Date, whether or not that day is a Business Day, unless otherwise indicated in this prospectus or in the applicable pricing supplement.

        All percentages resulting from any calculation of Notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or 0.09876545) being rounded to 9.87655% (or 0.0987655) and 9.876544% (or 0.09876544) being rounded to 9.87654% (or 0.0987654)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).

        You may transfer or exchange the Notes for other Notes of the same series, in authorized denominations (which are, unless otherwise stated in the pricing supplement, denominations of $1,000 and any integral multiple thereof), and of like aggregate principal amount, at our office or agency in New York, New York (currently, the Note Trustee). At our discretion, we may change the place for registration and transfer of the Notes, and we may appoint one or more additional security registrars and remove any security registrar. The pricing supplement will identify any additional place for registration of transfer and any additional security registrar. You are not responsible for paying a service charge for any transfer or exchange of the Notes, but you may have to pay a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of the Notes. (Sections 305 and 1004).

        For additional information with respect to the rights of the owners of beneficial interests in Notes subject to a book-entry system of transfers and payments, see "BOOK-ENTRY SYSTEM."

Interest Rates Payable on Notes

        We have provided a glossary at the end of this heading to define the capitalized words used in discussing the interest rates payable on the Notes. Whenever we refer to time in this section, we mean the time as in effect in New York, New York, unless otherwise specified.

        The interest rate on the Notes will either be fixed or floating.

  Fixed Rate Notes

        If we issue Notes that bear interest at a fixed rate (the "Fixed Rate Notes"), the applicable pricing supplement will designate the fixed rate of interest payable on the Notes. Unless otherwise set forth in the applicable pricing supplement:

  •
  Interest on Fixed Rate Notes will be payable semi-annually each April 1 and October 1 and at maturity or upon earlier redemption or repayment.

  •
  Record dates for Fixed Rate Notes will be January 30 (for interest to be paid on April 1) and July 30 (for interest to be paid on October 1). Interest payments will be the amount of interest accrued to, but excluding, each April 1 and October 1.

  •
  Interest will be computed using a 360-day year of twelve 30-day months.

  Floating Rate Notes

        General.    Each Note that bears interest at a floating rate (the "Floating Rate Notes") will have an interest rate formula which may be based on one of the following base rates, as determined by the applicable pricing supplement:

  •
  the commercial paper rate (the "Commercial Paper Rate Note");

  •
  LIBOR (the "LIBOR Rate Note");

  •
  the treasury rate (the "Treasury Rate Note"); or

  •
  any other base rate specified in the applicable pricing supplement.

        The applicable pricing supplement will also indicate the Spread and/or Spread Multiplier, if any. The interest rates applicable to the Floating Rate Notes will be equal to one of the base rates, plus or minus the Spread, if any, or multiplied by the Spread Multiplier, if any. Any Floating Rate Note may have either or both of the following:

  •
  a maximum numerical interest rate limitation, or ceiling, on the rate of interest that accrues during any interest period; and

  •
  a minimum numerical interest rate limitation, or floor, on the rate of interest that accrues during any interest period.

        In addition, the interest rate on a Floating Rate Note will never be higher than the maximum rate permitted by applicable law, including United States law of general application.

        Date of Interest Rate Change.    The interest rate on each Floating Rate Note may be reset daily, weekly, monthly, quarterly, semi-annually, annually or for any other period specified in the applicable pricing supplement. The Interest Reset Date will be:

  •
  for Floating Rate Notes which reset daily, each Business Day;

  •
  for Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, Wednesday of each week;

  •
  for Treasury Rate Notes that reset weekly, Tuesday of each week;

  •
  for Floating Rate Notes that reset monthly, the third Wednesday of each month;

  •
  for Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December;

  •
  for Floating Rate Notes that reset semi-annually, the third Wednesday of the two months specified in the applicable pricing supplement;

  •
  for Floating Rate Notes that reset annually, the third Wednesday of the month specified in the applicable pricing supplement; and

  •
  for Floating Rate Notes which reset for other periods, the day of the week and month or months specified in the applicable pricing supplement.

        The initial interest rate or interest rate formula on each Floating Rate Note effective until the first Interest Reset Date will be shown in a pricing supplement. Thereafter, the interest rate will be the rate determined on the next Interest Determination Date, as explained below. Each time a new interest rate is determined, it will become effective on the subsequent Interest Reset Date. If any Interest Reset Date is not a Business Day, then the Interest Reset Date will be postponed to the next Business Day. However, in the case of a LIBOR Rate Note, if the next Business Day is in the next calendar month, the Interest Reset Date will be the immediately preceding Business Day. Further, if an applicable auction of Treasury Bills (as defined herein) falls on a day that would otherwise be an Interest Reset Date for Treasury Rate Notes, the Interest Reset Date will be the next Business Day.

        When Interest Rate is Determined.    The Interest Determination Date for the Commercial Paper Rate (the "Commercial Paper Interest Determination Date") and for LIBOR (the "LIBOR Interest Determination Date") will be the second Business Day preceding each Interest Reset Date. The Interest Determination Date for the Treasury Rate (the "Treasury Rate Interest Determination Date") will be the day on which Treasury Bills would normally be auctioned. Treasury Bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on Tuesday. However, the auction may be held on the preceding Friday. If an auction is held on the preceding Friday, that day will be the Treasury Rate Interest Determination Date pertaining to the Interest Reset Date occurring in the next week.

        When Interest is Paid.    Interest on Floating Rate Notes will be payable monthly, quarterly, semi-annually or annually, as provided in the applicable pricing supplement. Except as provided below or in the pricing supplement, interest is paid as follows:

  •
  for Floating Rate Notes on which interest is payable monthly, the third Wednesday of each month;

  •
  for Floating Rate Notes on which interest is payable quarterly, the third Wednesday of March, June, September and December;

  •
  for Floating Rate Notes on which interest is payable semi-annually, the third Wednesday of the two months specified in the applicable pricing supplement; and

  •
  for Floating Rate Notes on which interest is payable annually, the third Wednesday of the month specified in the applicable pricing supplement.

        The interest payable for Floating Rate Notes (other than those Floating Rate Notes which reset daily or weekly) will be the amount of interest accrued (1) from and including the date the applicable Floating Rate Notes were issued or (2) from but excluding the last date for which interest has been paid, to but excluding the Interest Payment Date or maturity date, as applicable, for those Floating Rate Notes. For Floating Rate Notes which reset daily or weekly, the interest payable will be the amount of interest accrued (a) from and including the date the applicable Floating Rate Notes were issued, or (b) from but excluding the last date for which interest has been paid, to and including the day immediately preceding the applicable Interest Payment Date, other than the maturity date (for which interest is payable to but excluding the maturity date for those Floating Rate Notes).

        The accrued interest for any period is calculated by multiplying the principal amount of a Floating Rate Note by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day in the period for which accrued interest is being calculated. The interest factor (expressed as a decimal) is computed by dividing the interest rate applicable to that date by 360, except for Treasury Rate Notes, for which it will be divided by the actual number of days in the year.

        Calculation of Interest on Floating Rate Notes.    We will calculate or will appoint and enter into an agreement with a Calculation Agent (as defined herein) to calculate the interest rates on Floating Rate Notes.

        "Calculation Date" means, unless otherwise specified in a pricing supplement, the tenth calendar day after an Interest Determination Date or, if the tenth day is not a Business Day, the next Business Day. Unless otherwise provided in the applicable pricing supplement, The Bank of New York Mellon Trust Company, N. A., is the "Calculation Agent" for the Floating Rate Notes, and, upon request of any holder of a Floating Rate Note, will provide (1) the interest rate then in effect and (2) if available, the interest rate to be effective on the next Interest Reset Date for that Floating Rate Note.

        Commercial Paper Rate Notes.    Each Commercial Paper Rate Note will bear interest at the rate (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in that Commercial Paper Rate Note and in the applicable pricing supplement.

        "Commercial Paper Rate" means, with respect to any Commercial Paper Rate Interest Determination Date, the Money Market Yield (calculated as described below) on such date of the rate for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the heading "Commercial Paper-Nonfinancial."

        The following procedures will occur if the rate cannot be set as described above:

  •
  If the applicable rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, then the Commercial Paper Rate will be the Money Market Yield, on that Commercial Paper Rate Interest Determination Date, of the rate for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in H.15 Daily Update under the heading "Commercial Paper—Non-Financial," or any successor heading.

  •
  If the applicable rate is not published in either H.15(519) or H.15 Daily Update by 3:00 P.M., New York City time, on such Calculation Date, then the Commercial Paper Rate will be calculated by the Calculation Agent and will be the Money Market Yield of the average of the offered rates, as of approximately 11:00 A.M., New York City time, on that Commercial Paper Rate Interest Determination Date, of three leading dealers of commercial paper in New York, New York selected by the Calculation Agent for commercial paper of the applicable Index Maturity placed for a non-financial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized statistical rating agency.

  •
  If fewer than three dealers selected by the Calculation Agent are quoting rates as set forth above, the Commercial Paper Rate in effect for the applicable period will be the Commercial Paper Rate determined as of the immediately preceding Commercial Paper Rate Interest Determination Date.

        LIBOR Rate Notes.    Each LIBOR Rate Note will bear interest at the rate (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified on the LIBOR Rate Note and in the applicable pricing supplement, determined by the Calculation Agent as follows:

        The Calculation Agent will determine LIBOR as follows:

  •
  With respect to any LIBOR Interest Determination Date, LIBOR will be the rate for deposits in the Designated LIBOR Currency having the Index Maturity specified in the applicable pricing supplement, beginning on the second Business Day immediately after that date, that appears on Reuters on page LIBOR01 (or any other page as may replace such page on such service for the purpose of displaying the London interbank rates of major banks for the Designated LIBOR Currency ("Reuters Page LIBOR01")) as of 11:00 A.M., London time, on that date.

  •
  If no such rate appears on Reuters Page LIBOR01, LIBOR for that date will be determined as follows:

          (a)   LIBOR will be determined based on the rates at approximately 11:00 A.M., London time, on that LIBOR Interest Determination Date at which deposits in the Designated LIBOR Currency having the applicable Index Maturity are offered by four major banks in the London interbank market to prime banks in the London interbank market selected by the Calculation Agent in a principal amount that is representative for a single transaction in that market at that time (a "Representative Amount"). The offered rates must begin on the second Business Day immediately after that LIBOR Interest Determination Date.

          (b)   The Calculation Agent will request the principal London office of each of the four banks mentioned in (a) above to provide a quotation of its rate. If at least two such quotations are provided, LIBOR will equal the average of such quotations.

          (c)   If fewer than two quotations are provided, LIBOR will equal the average of the rates quoted as of 11:00 A.M, in the applicable Principal Financial Center, on that date by three major banks in the applicable Principal Financial Center selected by the Calculation Agent. The rates will be for loans in the Designated LIBOR Currency to leading European banks having the Index Maturity specified in the pricing supplement beginning on the second Business Day after that date and in a Representative Amount.

          (d)   If the banks selected by the Calculation Agent are not quoting as mentioned in (c) above, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior Interest Reset Period.

        "Designated LIBOR Currency" means, with respect to any LIBOR Note, the currency (including composite currency units), if any, designated in the applicable pricing supplement as the currency for which LIBOR will be calculated. If no such currency is designated in the Floating Rate Notes and the applicable pricing supplement, the Designated LIBOR Currency shall be U.S. dollars.

        Treasury Rate Notes.    Each Treasury Rate Note will bear interest at the rate (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified on the Treasury Rate Note and in the applicable pricing supplement.

        "Treasury Rate" means, with respect to any Treasury Rate Interest Determination Date, the rate applicable to the most recent auction of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable pricing supplement on the display on Reuters on page USAUCTION 10 or USAUCTION 11 (or any other page as may replace page USAUCTION 10 or USAUCTION 11) under the heading "INVEST RATE."

        The following procedures will occur if the rate cannot be set as described above:

  •
  If that rate is not published by 3:00 P.M., New York City time, on the applicable Calculation Date, the rate will be the auction average rate (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) for such auction as otherwise announced by the United States Department of the Treasury.

  •
  If the results of the auction of Treasury Bills having the applicable Index Maturity are not published or announced as described above by 3:00 P.M. on such Calculation Date, or if no such auction is held in a particular week, then the Treasury Rate shall be calculated by the Calculation Agent as follows:

          (1)   The rate shall be calculated as a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the average of the secondary market bid rates, as of approximately 3:30 P.M. on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury Bills with a remaining maturity closest to the specified Index Maturity; and

          (2)   If the dealers selected by the Calculation Agent are not quoting as mentioned in (1) above, the rate of interest in effect for the applicable period will be the rate of interest in effect for the prior interest reset period.

Redemptions

  Redemption Elected by Us

        As specified in the applicable pricing supplement, we may either (1) redeem the Notes or (2) not redeem the Notes, prior to their stated maturity. If we can redeem the Notes, then the following terms will apply as specified in the applicable pricing supplement:

  •
  we may redeem all or some of the Notes at one time;

  •
  we may redeem Notes on any date or after the date specified as the "Initial Redemption Date" in the applicable pricing supplement; and

  •
  we may redeem Notes at the price specified in the applicable pricing supplement, together with accrued interest to the redemption date. (Section 1101)

        If we redeem some or all of the Notes, the Note Trustee must notify you between 30 and 60 (or such shorter period specified in the applicable pricing supplement) days before the redemption date (by first-class mail, postage prepaid) that some or all of the Notes will be redeemed. (Sections 106 and 1104) Further, if only a part of a Note is redeemed, then the holder of the unredeemed part of that Note will receive one or more new Notes. (Section 1107) The Notes will not be subject to any sinking fund. (Section 1201)

  Redemption Elected by You

        You may be able to instruct us to purchase the Note that you hold before that Note reaches its stated maturity date in accordance with the terms of the Note. (Section 1301) To the extent that you have the right to ask us to purchase any Note, the applicable pricing supplement will specify the terms of that right, including (1) the date or dates on which that Note may be sold by you and (2) the price (plus accrued interest) that we must pay you for that Note.

        To instruct us to purchase your Note, you must deliver to the paying agent (currently, the Note Trustee), between 30 and 45 days before the date on which the Note may be sold by you, the following items:

  •
  the Note;

  •
  the completed form entitled "Option to Elect Repayment" which will be printed on the reverse side of the Note; and

  •
  a fax or letter from (1) a member of a national securities exchange, (2) a member of the National Association of Securities Dealers, Inc. or (3) a U.S. commercial bank or trust company containing the following information:

  (a)
  your name;

  (b)
  the principal amount of the Note you wish to sell;

  (c)
  the certificate number or a description of the tenor and terms of that Note;

  (d)
  a statement that you are exercising your option to elect repayment of the Note you hold; and

  (e)
  a guarantee that the Note and the completed form will be received by the paying agent within five Business Days after the date the fax or letter is received by the paying agent.

        Once you tender the Note to be redeemed to the paying agent, you may not revoke your earlier election. You may instruct us to purchase part of the Notes you hold, provided that the Notes you continue to hold after that redemption are outstanding in an authorized denomination of $1,000 and an integral multiple of $1,000.

        If a series of Notes is held in book-entry form by DTC or its nominee, as more particularly described under the heading "BOOK-ENTRY SYSTEM," only it (as the actual holder of the Notes) may instruct us to purchase those Notes. However, you, as the beneficial owner of the Notes, may direct the broker or other direct or indirect participant through which you hold an interest in the Notes to notify DTC of your desire to have your Notes purchased (which will in turn notify us according to the above-mentioned procedures). Because different firms and brokers have different cut-off times for accepting instructions from their customers, you should consult your broker or other direct or indirect participant through which you hold an interest in the Notes to determine by when you must act, so that timely notice is delivered to DTC.

        At any time, we may purchase the Notes or beneficial ownership interests in the Notes (if they are held in book-entry form) at any price in the open market or otherwise. In our sole discretion, we may hold, resell or retire any Notes or beneficial ownership interests in those Notes that we purchase.

Defaults

        The following are defaults under the Note Indenture with respect to debt securities issued under the Note Indenture:

  (1)
  We fail to make payment of principal and premium (if any) on the debt securities when due and payable at maturity,

  (2)
  We fail to make payment of any interest or any other amount when due and payable on the debt securities, and such default continues for a period of 30 days;

  (3)
  We fail to deposit any sinking fund payment when due and payable on the debt securities, and such default continues for a period of three Business Days;

  (4)
  We file for bankruptcy or certain other events involving insolvency, receivership or bankruptcy occur;

  (5)
  We fail to perform certain covenants or agreements contained in the Note Indenture;

  (6)
  Either we or our principal subsidiaries (notably SCE&G and GENCO) fail to make payment on certain indebtedness or otherwise fail to perform under such indebtedness.

        Certain of these events become defaults only after the lapse of prescribed periods of time and/or notice from the Note Trustee. (Section 501)

        Upon the occurrence of a default under the Note Indenture, either the Note Trustee or the holder of at least 25% in principal amount of outstanding debt securities of the affected series may declare the principal of all outstanding debt securities of that series immediately due and payable. However, if the default is cured, the holders of a majority in principal amount of outstanding debt securities of the affected series may rescind that declaration and annul the declaration and its consequences. (Section 502)

        The holders of a majority in principal amount of outstanding debt securities of the affected series may direct the time, method and place of conducting any proceeding for the enforcement of the Note Indenture. (Section 512)

        No holder of any debt security of any series has the right to institute any proceeding with respect to the Note Indenture unless:

  •
  the holder previously gave written notice of a continuing event of default relating to the debt securities of that series to the Note Trustee,

  •
  the holders of more than 25% in principal amount of outstanding debt securities of the affected series tender to the Note Trustee reasonable indemnity against costs and liabilities and request the Note Trustee to take action, and the Note Trustee declines to take action for 60 days after receipt of such request, and

  •
  the holders of a majority in principal amount of outstanding debt securities of the affected series give no inconsistent direction during such 60-day period;

provided, however, that each holder of a Note shall have the right to enforce payment of that Note when due. (Sections 507 and 508)

        The Note Trustee must notify the holders of the debt securities of any series within 90 days after a default has occurred with respect to those debt securities, unless that default has been cured or waived, provided, however, except in the case of default in the payment of principal of, premium (if any), or interest or other amount payable on any debt security, the Note Trustee may withhold the notice if it determines that it is in the interest of those holders to do so. (Section 602)

        We are required under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), to furnish to the Note Trustee at least once every year a certificate as to our compliance with the conditions and covenants under the Note Indenture and to deliver reports, information and other documents to the Note Trustee and to file certain documents with the SEC. (Sections 704 and 1005)

Covenants, Consolidation, Merger, Etc.

        The Note Indenture provides that we will keep the property that we use in our business, or in the business of our subsidiaries, in good working order, and will improve it as necessary to properly conduct our business and that of our subsidiaries, as the case may be. (Section 1007) Except as described in the next paragraph, the Note Indenture provides that we will also maintain our corporate existence, rights and franchises and those of SCE&G and GENCO (collectively, our "Principal

Subsidiaries"). (Section 1006) However, we are not required to preserve (a) the corporate existence of any of our subsidiaries other than our Principal Subsidiaries or (b) any such right or franchise if we determine that its preservation is not desirable in the conduct of our business or the business of our subsidiaries, consolidated as a whole, or its loss is not disadvantageous in any material respect to the holders of the outstanding debt securities of any series. (Section 1006)

        The Note Indenture provides that we may, without the consent of the holders of the debt securities, consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge into another corporation, provided that (1) we are the continuing corporation, or, if not, the successor corporation assumes by a supplemental indenture our obligations under the Note Indenture and (2) immediately after giving effect to such transaction there will be no default in the performance of any such obligations. (Section 801)

        The Note Indenture provides that neither we nor our subsidiaries may issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed ("Debt") secured by a mortgage, lien, pledge or other encumbrance ("Mortgages") upon any property of ours or our subsidiaries without effectively providing that the debt securities of each series issued under the Note Indenture (together with, if we so determine, any other indebtedness or obligation then existing or thereafter created ranking equally with those debt securities) are secured equally and ratably with (or prior to) such Debt so long as such Debt is so secured, except that this restriction will not apply to:

          (1)   Mortgages to secure Debt issued under

      •
      the Indenture, dated April 1, 1993, between SCE&G and The Bank of New York Mellon Trust Company, N.A. (successor to NationsBank of Georgia, National Association),

      •
      the Mortgage and Security Agreement, dated August 21, 1992, between GENCO and The Prudential Insurance Company of America, as amended and restated by the Second Amended and Restated Mortgage and Security Agreement dated May 30, 2008, between GENCO and The Bank of New York Mellon Trust Company, N.A., as Collateral Agent, and

      •
      the Indenture of Mortgage, dated December 1, 1977, between CGT and Citibank, N.A.,

  each as amended and supplemented to date and as it may be hereafter amended and supplemented from time to time ("Existing Mortgages"), or any extension, renewal or replacement of any of them;

          (2)   Mortgages affecting property of a corporation existing at the time it becomes our subsidiary or at the time it is merged into or consolidated with us or one of our subsidiaries;

          (3)   Mortgages on property existing at the time of acquisition thereof or incurred to secure payment of all or part of the purchase price thereof or to secure Debt incurred prior to, at the time of, or within 12 months after the acquisition for the purpose of financing all or part of the purchase price thereof;

          (4)   Mortgages on any property to secure all or part of the cost of construction or improvements thereon or Debt incurred to provide funds for such purpose in a principal amount not exceeding the cost of such construction or improvements;

          (5)   Mortgages which secure only an indebtedness owing by one of our subsidiaries to us or to another of our subsidiaries;

          (6)   certain Mortgages to government entities, including mortgages to secure debt incurred in pollution control or industrial revenue bond financings;

          (7)   Mortgages required by any contract or statute in order to permit us or one of our subsidiaries to perform any contract or subcontract made with or at the request of the United States of America, any state or any department, agency or instrumentality or political subdivision of either;

          (8)   Mortgages to secure loans to us or to our subsidiaries maturing within 12 months from the creation thereof and made in the ordinary course of business;

          (9)   Mortgages on any property (including any natural gas, oil or other mineral property) to secure all or part of the cost of exploration, drilling or development thereof or to secure Debt incurred to provide funds for any such purpose;

          (10) Mortgages existing on the date of the Note Indenture;

          (11) "Excepted Encumbrances" and "Permitted Encumbrances" as such terms are defined in any of the Existing Mortgages;

          (12) certain Mortgages typically incurred in the ordinary course of business or arising from any litigation or any legal proceeding which is currently being contested in good faith; and

          (13) any extension, renewal or replacement of any Mortgage referred to in the foregoing clauses (2) through (12), which does not increase the amount of debt secured thereby at the time of the renewal, extension or modification.

  Notwithstanding the foregoing, the Note Indenture provides that we and any or all of our subsidiaries may, without securing the debt securities, issue, assume or guarantee Debt secured by Mortgages in an aggregate principal amount which (not including Debt permitted to be secured under clauses (1) to (13) inclusive above) does not at any one time exceed 10% of the Consolidated Net Tangible Assets (as hereinafter defined) of us and our subsidiaries. (Section 1009)

        "Consolidated Net Tangible Assets" is defined as the total amount of assets appearing on the consolidated balance sheet of us and our subsidiaries subtracting, without duplication, the following:

  •
  reserves for depreciation and other asset valuation reserves but excluding reserves for deferred federal income taxes;

  •
  intangible assets such as goodwill, trademarks, trade names, patents and unamortized debt discount and expense; and

  •
  appropriate adjustments on account of minority interests of other persons holding voting stock in any of our subsidiaries. (Section 101)

Modification, Waiver and Meetings

        We may, without the consent of any holders of outstanding debt securities, enter into supplemental indentures for, including but not limited to, the following purposes:

  •
  to add to our covenants for the benefit of the holders or to surrender a right or power conferred upon us in the Note Indenture,

  •
  to secure the debt securities,

  •
  to establish the form or terms of any series of debt securities, or

  •
  to make certain other modifications, generally of a ministerial or immaterial nature. (Section 901)

        We may amend the Note Indenture for other purposes only with the consent of the holders of a majority in principal amount of each affected series of outstanding debt securities. However, we may not amend the Note Indenture without the consent of the holder of each affected outstanding debt security for the following purposes:

  •
  to change the stated maturity or redemption date of the principal of, or any installment of interest on, any debt security or to reduce the principal amount, the interest rate of, any other amount payable in respect of or any premium payable on the redemption of any debt security;

  •
  to reduce the principal amount of any debt security which is an Original Issue Discount Security (as defined in the Note Indenture) that would be due upon a declaration of acceleration of that security's maturity;

  •
  to change the place or currency of any payment of principal of or any premium or interest on any debt security;

  •
  to impair the right to institute suit for the enforcement of any payment on or with respect to any debt security after the stated maturity or redemption date of that debt security;

  •
  to reduce the percentage in principal amount of outstanding debt securities of any series for which the consent of the holders is required to modify or amend the Note Indenture or to waive compliance with certain provisions of the Note Indenture, or reduce certain quorum or voting requirements of the Note Indenture; or

  •
  to modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to modify other provisions of the Note Indenture or waive any past default thereunder. (Section 902)

        Except with respect to certain fundamental provisions, the holders of a majority in principal amount of outstanding debt securities of any series may waive past defaults with respect to that series and may waive our compliance with certain provisions of the Note Indenture with respect to that series. (Sections 513 and 1010)

        We, the Note Trustee or the holders of at least 10% in principal amount of the outstanding debt securities of the applicable series, may at any time call a meeting of the holders of debt securities of a particular series, and notice of that meeting will be given in accordance with "Notices" below. (Section 1402) Any resolution passed or decision taken at any meeting of holders of debt securities of a particular series duly held in accordance with the Note Indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called for the holders of debt securities of a particular series to adopt a resolution, and at any reconvened meeting, will be a majority in principal amount of the outstanding debt securities of that series. (Section 1404)

Notices

        Notices to holders of the Notes will be given by mail to the addresses of such holders as they appear in the security register. (Section 106)

Defeasance

        If we deposit with the Note Trustee, money or Federal Securities (as defined in the Note Indenture) sufficient to pay, when due, the principal, premium (if any) and interest due on the Notes, then we will be discharged from any and all obligations with respect to the Notes, except for certain continuing obligations to register the transfer or exchange of those debt securities, to maintain paying agencies and to hold moneys for payment in trust. (Section 401)

Our Relationship with the Note Trustee

        The Note Trustee and/or one or more of its affiliates, may be lenders under our, or our subsidiaries', credit agreements and may provide other commercial banking, investment banking and other services to us and/or our subsidiaries. The Note Trustee will be permitted to engage in other transactions with us and/or our subsidiaries; however, if the Note Trustee acquires any conflicting interest, as defined in the Trust Indenture Act or provided under the Note Indenture, it must eliminate the conflict or resign.

Glossary

        Set forth below are definitions of some of the terms used in this prospectus with respect to the Notes.

        "H.15(519)" means the weekly statistical release designated as "Statistical Release H.15(519), Selected Interest Rates" or any successor publication, published by the Board of Governors of the Federal Reserve System.

        "H.15 Daily Update" means the daily update of H.15(519), available through the Internet website of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication.

        "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the Note on which the interest rate formula is based, as indicated in the applicable pricing supplement.

        "Interest Determination Date" means the date as of which the interest rate for a Floating Rate Note is to be calculated, to be effective as of the following Interest Reset Date and calculated on the related Calculation Date (except in the case of LIBOR which is calculated on the related LIBOR Interest Determination Date). The Interest Determination Dates will be indicated in the applicable pricing supplement and in the Note.

        "Interest Reset Date" means the date on which a Floating Rate Note will begin to bear interest at the rate determined on any Interest Determination Date. The Interest Reset Dates will be indicated in the applicable pricing supplement and in the Note.

        "Money Market Yield" is the yield (expressed as a percentage rounded upwards, if necessary, to the next higher one-hundred-thousandth of a percentage point) calculated in accordance with the following formula:

D × 360
Money Market Yield	=		×	100
360 - (D × M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the period for which interest is being calculated.

        "Principal Financial Center" means the capital city of the country that issues as its legal tender the Designated LIBOR Currency of such LIBOR Note, except that with respect to U.S. dollars, the Principal Financial Center shall be New York, New York.

        "Reuters" means the Reuters Monitor Money Rates Service.

        "Spread" means the number of basis points specified in the applicable pricing supplement as being applicable to the interest rate for a Floating Rate Note.

        "Spread Multiplier" means the percentage specified in the applicable pricing supplement as being applicable to the interest rate for a Floating Rate Note.

DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES

        SCANA will issue the Junior Subordinated Notes under a Junior Subordinated Indenture dated as of November 1, 2009 (the "Subordinated Indenture") between SCANA and U.S. Bank National Association, as trustee (the "Subordinated Note Trustee"). A copy of the Subordinated Indenture has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The information in this heading "DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES" briefly outlines some of the provisions of the Subordinated Indenture. Please review the Subordinated Indenture that we filed with the SEC for a full statement of those provisions. See "WHERE YOU CAN FIND MORE INFORMATION" on how to obtain a copy of the Subordinated Indenture. You may also review the Subordinated Indenture at the Subordinated Note Trustee's offices at 1441 Main Street, Suite 775, Columbia, South Carolina 29201.

        Capitalized terms used and defined under this heading "DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES" have the meanings given such terms as defined herein. Capitalized terms used under this heading that are not otherwise defined in this prospectus have the meanings given those terms in the Subordinated Indenture. The summaries under this heading "DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES" are not detailed. Whenever particular provisions of the Subordinated Indenture or terms defined in the Subordinated Indenture are referred to, those statements are qualified by reference to the Subordinated Indenture. References to article and section numbers under this heading "DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES," unless otherwise indicated, are references to article and section numbers of the Subordinated Indenture.

General

        The Junior Subordinated Notes will be our unsecured obligation and are junior in right of payment to our Priority Indebtedness, as described under the caption "Subordination" herein.

        Because we are a holding company that conducts all of our operations through our subsidiaries, our ability to meet our obligations under the Junior Subordinated Notes is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. Holders of Junior Subordinated Notes will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders. As of October 31, 2009, SCE&G had approximately 1.3 million issued and outstanding shares of preferred stock with an aggregated liquidation preference (excluding accrued cumulative dividends) of approximately $113.8 million (assuming the voluntary liquidation of the Company). In addition, as of October 31, 2009, our subsidiaries had approximately $3.3 billion in aggregate principal amount of outstanding long-term debt (including securities due within one year).

        The Subordinated Indenture does not limit the amount of Junior Subordinated Notes that we may issue. We may issue Junior Subordinated Notes from time to time under the Subordinated Indenture in one or more series by entering into supplemental indentures or by resolutions of our board of directors or duly authorized officers authorizing the issuance, which Subordinated Indenture provides for the authentication and delivery of the Junior Subordinated Notes upon the delivery to the Subordinated Note Trustee of an opinion of counsel and officer's certificate as contemplated by the Subordinated Indenture. (Section 2.1). A form of supplemental indenture to the Subordinated Indenture is an exhibit to the registration statement.

        The Subordinated Indenture does not protect the holders of Junior Subordinated Notes if we engage in a highly leveraged transaction.

Provisions of a Particular Series

        The Junior Subordinated Notes of a series need not be issued at the same time, bear interest at the same rate or mature on the same date. Unless otherwise provided in the terms of a series, a series may be reopened, without notice to or consent of any holder of outstanding Junior Subordinated Notes, for issuances of additional Junior Subordinated Notes of that series. The prospectus supplement or other offering materials for a particular series of Junior Subordinated Notes will describe the terms of that series, including, if applicable, some or all of the following:

  •
  the designation, title and type of the Junior Subordinated Notes;

  •
  the total principal amount of the Junior Subordinated Notes that may be issued or any limit thereon;

  •
  the date or dates on which principal is payable or the method for determining the date or dates, and any right that we have to change the date on which principal is payable;

  •
  the interest rate or rates, if any, or the method for determining the rate or rates, and the date or dates from which interest will accrue;

  •
  any interest payment dates, the record date for the interest payable on each interest payment date, if any, and any right to defer or extend an interest payment date;

  •
  the place where the Junior Subordinated Notes may be presented for payment;

  •
  any payments due if the maturity of the Junior Subordinated Notes is accelerated;

  •
  any price at which, any period within which, and any terms and conditions upon which the Junior Subordinated Notes may be redeemed or prepaid, in whole or in part, at our option;

  •
  any provisions that would obligate us to repurchase or otherwise redeem the Junior Subordinated Notes, or any sinking fund provisions;

  •
  the currency in which payments will be made if other than U.S. dollars, and the manner of determining the equivalent of those amounts in U.S. dollars;

  •
  if payments may be made, at our election or at the holder's election, in a currency other than that in which the Junior Subordinated Notes are stated to be payable, then the currency in which those payments may be made, the terms and conditions of the election and the manner of determining those amounts;

  •
  any index or formula used for determining principal, interest or premium, if any;

  •
  whether the Junior Subordinated Notes will be issued in fully registered certificated form or book-entry form, represented by certificates deposited with the Subordinated Note Trustee and registered in the name of a securities depositary or its nominee;

  •
  denominations, if other than $1,000 each or multiples of $1,000;

  •
  any provisions requiring payment of principal or interest in our capital stock or with proceeds from the sale of our capital stock or from any other specific source of funds in connection with any series of Junior Subordinated Notes;

  •
  any changes to events of defaults or covenants; and

  •
  any other terms of the Junior Subordinated Notes. (Sections 2.1 and 2.3).

        The prospectus supplement will also indicate any special tax implications of the Junior Subordinated Notes and any provisions granting special rights to holders when a specified event occurs.

Conversion or Redemption

        No Junior Subordinated Note will be subject to conversion, amortization or redemption, unless otherwise provided in the applicable prospectus supplement or other offering materials. Any provisions relating to the conversion or redemption of Junior Subordinated Notes will be set forth in the applicable prospectus supplement or other offering materials, including whether conversion is mandatory or at our option. If no redemption date or redemption price is indicated with respect to a Junior Subordinated Note, we may not redeem the Junior Subordinated Note prior to its stated maturity. Junior Subordinated Notes subject to redemption by us will be subject to the following terms:

  •
  redeemable on and after the applicable redemption dates;

  •
  redemption dates and redemption prices fixed at the time of sale and set forth on the Junior Subordinated Note; and

  •
  redeemable in whole or in part (provided that any remaining principal amount of the Junior Subordinated Note will be equal to an authorized denomination) at our option at the applicable redemption price, together with interest, payable to the date of redemption, on notice given not more than 60 nor less than 20 days prior to the date of redemption. (Section 3.2)

        We will not be required to:

  •
  issue, register the transfer of, or exchange any Junior Subordinated Notes of a series during the period beginning 15 days before the date of the mailing of a notice of redemption for the Junior Subordinated Notes of that series and ending on the relevant business day; or

  •
  register the transfer of, or exchange any Junior Subordinated Note of that series selected for redemption except the unredeemed portion of a Junior Subordinated Note being partially redeemed. (Section 2.5)

Payment and Transfer; Paying Agent

        The paying agent will pay the principal of any Junior Subordinated Notes only if those Junior Subordinated Notes are surrendered to it. Unless we state otherwise in the applicable prospectus supplement or other offering materials, the paying agent will pay principal, interest and premium, if any, on Junior Subordinated Notes, subject to such surrender, where applicable, at its office or by (1) check mailed to the address of the person entitled to that interest as that address appears in the security register for those Junior Subordinated Notes or (2) wire transfer to an account maintained for the person entitled to that interest as specified in the security register for those Junior Subordinated Notes, provided proper transfer instructions have been received by the record date. (Section 4.1).

        For additional information with respect to the rights of the owners of beneficial interests in Junior Subordinated Notes subject to a book-entry system of transfers and payments, see "BOOK-ENTRY SYSTEM."

        Unless we state otherwise in the applicable prospectus supplement or other offering materials, the Subordinated Note Trustee will act as paying agent for the Junior Subordinated Notes, and the principal corporate trust office of the Subordinated Note Trustee will be the office through which the paying agent acts. We may, however, change or add paying agents or approve a change in the office through which a paying agent acts. (Section 4.4)

        Any money that we have paid to a paying agent for principal or interest on any Junior Subordinated Notes that remains unclaimed at the end of two years after that principal or interest has become due will be repaid to us at our request. After repayment to the Company, holders should look only to us for those payments. (Section 12.4)

        Fully registered securities may be transferred or exchanged at the corporate trust office of the Subordinated Note Trustee or at any other office or agency we maintain for those purposes, without the payment of any service charge except for any tax or governmental charge and related expenses. (Section 2.5)

Covenants

        Under the Subordinated Indenture we will:

  •
  pay the principal, interest and premium, if any, on the Junior Subordinated Notes when due;

  •
  maintain an office or agency for payment of the Junior Subordinated Notes;

  •
  deliver an officer's certificate to the Subordinated Note Trustee after the end of each fiscal year confirming our compliance with our obligations under the Subordinated Indenture and periodically deliver reports, information and other documents to the Subordinated Note Trustee and file certain documents with the SEC; and

  •
  deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium, if any. (Sections 4.1, 4.2, 4.4, 4.6 and 5.3)

Consolidation, Merger or Sale

        The Subordinated Indenture provides that we may consolidate or merge with or into, or sell all or substantially all of our properties and assets to, another corporation or other entity, provided that any successor assumes our obligations under the Subordinated Indenture and the Junior Subordinated Notes issued under the Subordinated Indenture. We must also deliver an opinion of counsel to the Subordinated Note Trustee affirming our compliance with all conditions in the Subordinated Indenture relating to the transaction. When the conditions are satisfied, the successor will succeed to and be substituted for us under the Subordinated Indenture, and, in the case of a sale of all or substantially all of our assets, we will be relieved of our obligations under the Subordinated Indenture and the Junior Subordinated Notes issued under it. (Sections 11.1, 11.2 and 11.3)

Events of Default

        Event of Default, when used in the Subordinated Indenture, will mean any of the following with respect to Junior Subordinated Notes of any series:

  •
  failure to pay the principal or any premium on any Junior Subordinated Note when due and payable;

  •
  failure to pay any interest on any Junior Subordinated Notes of that series, when due and payable, that continues for 30 days; provided that, if applicable, for this purpose, the date on which interest is due is the date on which we are required to make payment following any deferral of interest payments by us under the terms of the applicable series of Junior Subordinated Notes that permit such deferrals;

  •
  failure to perform any other covenant in the Subordinated Indenture which is for the benefit of the Junior Subordinated Notes of that series that continues for 90 days after the Subordinated Note Trustee or the holders of at least 25% in principal amount of the outstanding Junior Subordinated Notes of that series and all other series so benefitted (all series voting as one class) give written notice of the default;

  •
  certain events in bankruptcy, insolvency or reorganization of SCANA; or

  •
  any other Event of Default included in any supplemental indenture. (Section 6.1)

        In the case of a general covenant default described above, the Subordinated Note Trustee may extend the grace period. In addition, if holders of a particular series have given a notice of default, then holders of at least the same percentage of Junior Subordinated Notes of that series, together with the Subordinated Note Trustee, may also extend the grace period. The grace period will be automatically extended if we have initiated and are diligently pursuing corrective action.

        An Event of Default for a particular series of Junior Subordinated Notes does not necessarily constitute an Event of Default for any other series of Junior Subordinated Notes issued under the Subordinated Indenture. Additional events of default may be established for a particular series and, if established, will be described in the applicable prospectus supplement or other offering materials.

        If such an event of default under the Subordinated Indenture occurs due to our failure to pay principal or interest on the Junior Subordinated Notes, the Trustee or the holders of not less than 25% in principal amount of all the then outstanding Junior Subordinated Notes will have the right to declare the principal amount of the Junior Subordinated Notes and any accrued interest thereon, immediately due and payable. If such an event of default under the Subordinated Indenture occurs as a result of our failure to perform certain other covenants or as a result of certain events of bankruptcy, the Trustee or the holders of not less than 25% in principal amount of all of the then outstanding securities issued under the Subordinated Indenture (including the Junior Subordinated Notes then outstanding) as to which such event of default has occurred will have the right to declare, voting as one class, the principal amount of the Junior Subordinated Notes and any accrued interest thereon, immediately due and payable. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the Junior Subordinated Notes of that series can void the declaration. (Section 6.1)

        The Subordinated Note Trustee must give the holders of Junior Subordinated Notes notice of any default known to it; however, the Subordinated Note Trustee may withhold notice to the holders of Junior Subordinated Notes of any default (except in the payment of principal or interest) if it in good faith considers the withholding of notice to be in the interests of the holders. Other than its duties in case of a default, a Trustee is not obligated to exercise any of its rights or powers under the Subordinated Indenture at the request, order or direction of any holders, unless the holders offer the Subordinated Note Trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of Junior Subordinated Notes may direct the time, method and place of conducting any proceeding or any remedy available to the Subordinated Note Trustee, or exercising any power conferred upon the Subordinated Note Trustee, for any series of Junior Subordinated Notes. (Sections 6.6, 6.7, 7.1 and 7.2)

        The holder of any Junior Subordinated Note will have an absolute and unconditional right to receive payment of the principal, any premium and, within certain limitations, any interest on that Junior Subordinated Note on its maturity date or redemption date and to enforce those payments. (Section 14.2)

Option to Extend Interest Payment Period

        If elected in the applicable supplemental indenture, we may defer interest payments by extending the interest payment period for the number of consecutive extension periods specified in the applicable prospectus supplement or other offering materials (each, an "Extension Period"). Other details regarding the Extension Period will also be specified in the applicable prospectus supplement or other offering materials. No Extension Period may end on a date other than an interest payment date or extend beyond the maturity of the applicable series of Junior Subordinated Notes. At the end of the Extension Period(s), we will pay all interest then accrued and unpaid, together with additional interest thereon at the interest rate specified for the applicable series of Junior Subordinated Notes, to the extent permitted by applicable law. (Section 2.10)

Satisfaction and Discharge; Defeasance

        We may discharge all our obligations (except those described below) to holders of the Junior Subordinated Notes issued under the Subordinated Indenture, which Junior Subordinated Notes have not already been delivered to the Subordinated Note Trustee for cancellation and which either have become due and payable or are by their terms due and payable within one year, or are to be called for redemption within one year, by depositing with the Subordinated Note Trustee an amount certified to be sufficient to pay when due the principal, interest and premium, if any, on all outstanding Junior Subordinated Notes. However, certain of our obligations under the Subordinated Indenture will survive, including with respect to the following:

  •
  the remaining rights to register the transfer, conversion, substitution or exchange of Junior Subordinated Notes of the applicable series;

  •
  the rights of holders to receive payments of principal of, and any interest on, the Junior Subordinated Notes of the applicable series, and other rights, duties and obligations of the holders of Junior Subordinated Notes with respect to any amounts deposited with the Subordinated Note Trustee; and

  •
  the rights, obligations and immunities of the Subordinated Note Trustee under the Subordinated Indenture. (Section 12.1)

        Unless we elect differently in the applicable supplemental indenture, we will be discharged from our obligations on the Junior Subordinated Notes of any series at any time if we deposit with the Subordinated Note Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the Junior Subordinated Notes of the series. If this happens, the holders of the Junior Subordinated Notes of the series will not be entitled to the benefits of the Subordinated Indenture, except for registration of transfer and exchange of Junior Subordinated Notes and replacement of lost, stolen or mutilated Junior Subordinated Notes. (Section 12.5)

Modification of Subordinated Indenture; Waiver

        Under the Subordinated Indenture our rights and obligations and the rights of the holders of the Junior Subordinated Notes may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding Junior Subordinated Notes of all series affected by the modification (voting as one class). No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent. (Section 10.2) In addition, we may supplement the Subordinated Indenture to create one or more new series of Junior Subordinated Notes and for certain other purposes, without the consent of any holders of Junior Subordinated Notes. (Section 10.1)

        The holders of a majority of the outstanding Junior Subordinated Notes of all series with respect to which a default has occurred and is continuing may waive a default for all those series, except a default in the payment of principal or interest, or any premium, on any Junior Subordinated Notes or a default with respect to a covenant or provision which cannot be amended or modified without the consent of the holder of each outstanding Junior Subordinated Note of the series affected. (Section 6.6)

        In addition, under certain circumstances, the holders of a majority of the outstanding Junior Subordinated Notes of any series may waive in advance, for that series, our compliance with certain restrictive provisions of the Subordinated Indenture under which those Junior Subordinated Notes were issued. (Section 4.7)

Concerning the Subordinated Note Trustee

        U.S. Bank National Association is the Subordinated Note Trustee under the Subordinated Indenture. U.S. Bank National Association may be a lender under our, or our subsidiaries or affiliates', credit agreements and may provide other commercial banking and other services to us and/or our subsidiaries or affiliates.

        The Subordinated Note Trustee will perform only those duties that are specifically described in the Subordinated Indenture unless an event of default thereunder occurs and is continuing. The Subordinated Note Trustee is under no obligation to exercise any of its powers under the Subordinated Indenture at the request of any holder of Junior Subordinated Notes unless that holder offers reasonable indemnity to the Subordinated Note Trustee against the costs, expenses and liabilities which it might incur as a result. (Section 7.1)

        The Subordinated Note Trustee administers its corporate trust business at 1441 Main Street, Suite 775, Columbia, South Carolina 29201.

Subordination

        Each series of Junior Subordinated Notes will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all Priority Indebtedness as defined below. If:

  •
  we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;

  •
  a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Priority Indebtedness; or

  •
  the maturity of any Priority Indebtedness has been accelerated because of a default on that Priority Indebtedness;

unless otherwise specified in the prospectus supplement or offering materials, then the holders of Priority Indebtedness generally will have the right to receive payment, in the case of the first instance, of all amounts due or to become due upon that Priority Indebtedness, and, in the case of the second and third instances, of all amounts due on that Priority Indebtedness, or we will make provision for those payments, before the holders of any Junior Subordinated Notes have the right to receive any payments of principal or interest on their Junior Subordinated Notes. (Sections 14.1 and 14.9)

        Priority Indebtedness means, with respect to any series of Junior Subordinated Notes, the principal, premium, interest and any other payment in respect of any of the following:

  •
  all of our current and future indebtedness for borrowed or purchase money whether or not evidenced by notes, debentures, bonds or other similar written instruments;

  •
  our obligations under synthetic leases, finance leases and capitalized leases;

  •
  our obligations for reimbursement under letters of credit, banker's acceptances, security purchase facilities or similar facilities issued for our account;

  •
  any of our other indebtedness or obligations with respect to derivative contracts, including commodity contracts, interest rate, commodity and currency swap agreements, forward contracts and other similar agreements or arrangements designed to protect against fluctuations in commodity prices, currency exchange or interest rates;

  •
  obligations which by their terms rank on a parity with obligations of the kinds described in the preceding categories; and

  •
  any guarantees, endorsements, assumptions (other than by endorsement of negotiable instruments for collection in the ordinary course of business) or other similar contingent obligations in respect of obligations of others of the kinds described in the preceding categories, other than obligations ranking on a parity with or junior to the Junior Subordinated Notes.

        Priority Indebtedness will not include indebtedness to our subsidiaries. (Section 1.1)

        Priority Indebtedness will be entitled to the benefits of the subordination provisions in the Subordinated Indenture irrespective of the amendment, modification or waiver of any term of the Priority Indebtedness. (Section 14.7)

        As of September 30, 2009, we had approximately $0.9 billion principal amount of outstanding long-term debt, on an unconsolidated basis (including securities due within one year) that would be senior to the Junior Subordinated Notes. Holders of Junior Subordinated Notes will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders. In addition to trade debt, many of our operating subsidiaries have ongoing intercompany debt programs used to finance their business activities. All of this intercompany debt will be effectively senior to the Junior Subordinated Notes.

        Neither our Subordinated Indenture nor the Junior Subordinated Notes contain restrictions on the amount of additional indebtedness that we or our subsidiaries may incur. We and our subsidiaries expect to incur additional indebtedness from time to time that will be senior to the Junior Subordinated Notes.

DESCRIPTION OF THE COMMON STOCK

General

        The rights of holders of the Common Stock are currently governed by the South Carolina Business Corporation Act, and the restated articles of incorporation and bylaws of SCANA, copies of which restated articles of incorporation and bylaws have been incorporated by reference as exhibits to the registration statement of which this prospectus is a part. The following summary describes the material rights of SCANA's shareholders. The summaries under this heading are not detailed. Whenever particular provisions of the restated articles of incorporation or bylaws of SCANA are referred to, those statements are qualified by reference to those restated articles of incorporation or bylaws.

        Authorized Capital Stock: Under the South Carolina Business Corporation Act, a corporation may not issue a greater number of shares than have been authorized by its articles of incorporation. The authorized capital stock of SCANA consists of 150,000,000 shares of SCANA common stock, no par value, and no shares of preferred stock. At the close of business on October 31, 2009, approximately 123,132,614 shares of our common stock were issued and outstanding, and not more than 7.7 million shares of our common stock were reserved for issuance pursuant to our benefit plans and the Investor Plus Plan.

        Voting: Holders of the Common Stock are entitled to one vote, in person or by proxy, for each share held on the applicable record date with respect to each matter submitted to a vote at a meeting of stockholders, and may not cumulate their votes.

        Dividends: Holders of the Common Stock are entitled to receive dividends as and when declared by our board of directors out of funds legally available therefor.

        Liquidation Rights: In the event we liquidate, dissolve or wind up our affairs, the holders of the Common Stock would be entitled to share ratably in all of our assets available for distribution to shareholders of our common stock remaining after payment in full of liabilities.

        Preemptive Rights: Holders of the Common Stock do not have preemptive rights to subscribe for additional shares when we offer for sale additional shares of our common stock.

Provisions Relating to Change in Control

        Our restated articles of incorporation and bylaws contain provisions which could have the effect of delaying, deferring or preventing a change in control of SCANA. These provisions are summarized below.

  Corporate Governance Provisions

        SCANA's restated articles of incorporation provide that its board of directors is subdivided into three classes, with each class as nearly equal in number of directors as possible. Each class of directors serves for three years and one class is elected each year. SCANA currently has 12 directors (in classes with terms expiring in 2010, 2011 and 2012). SCANA's restated articles of incorporation and bylaws provide that:

  •
  the authorized number of directors may range from a minimum of nine to a maximum of 20, as determined from time to time by the directors;

  •
  directors can be removed only (x) for cause or (y) otherwise by the affirmative vote of the holders of 80 percent of the shares of SCANA's stock who are entitled to vote; and

  •
  vacancies and newly created directorships on SCANA's board of directors can be filled by a majority vote of the remaining directors then in office, even though less than a quorum, and any new director elected to fill a vacancy will serve until the next shareholders' meeting at which directors of any class are elected.

  Anti-Takeover Provisions

        Certain provisions of our restated articles of incorporation and bylaws of may have the effect of discouraging unilateral tender offers or other attempts to take over and acquire our business. These provisions might discourage some potentially interested purchaser from attempting a unilateral takeover bid for us on terms which some shareholders might favor.

        SCANA's restated articles of incorporation require that certain corporate actions and fundamental transactions must be approved by the holders of 80 percent of the outstanding shares of its capital stock entitled to vote on the matter unless a majority of the members of its board of directors (other than members related to the potentially interested purchaser or other person attempting to take over our business) has approved the action or transaction, in which case the required shareholder approval will be the minimum approval required by applicable law. The corporate actions or fundamental transactions that are subject to these provisions of SCANA's restated articles of incorporation are those corporate actions or transactions that require approval by shareholders under applicable law or its restated articles of incorporation, including certain amendments of its restated articles of incorporation or bylaws, certain transactions involving its merger, consolidation, liquidation, dissolution or winding up, certain sales or other dispositions of our assets or the assets of any of our subsidiaries, certain issuances (or reclassifications) of our securities or the securities of any of its subsidiaries or certain recapitalizations of transactions that have the effect of increasing the voting power of the potentially interested purchaser or other person attempting to take over its business.

  Prevention of Greenmail

        SCANA's restated articles of incorporation provide that it cannot purchase any of its outstanding common stock at a price it knows to be more than the market price from a person who is known to it to be the beneficial owner of more than three percent of its outstanding common stock and who has purchased or agreed to purchase any shares of its common stock within the most recent two-year period, without the approval of the holders of a majority of the outstanding shares of its common stock other than such person, unless SCANA offers to purchase any and all of the outstanding shares of common stock.

DESCRIPTION OF THE FIRST MORTGAGE BONDS

General

        SCE&G will issue the Bonds in one or more series under an Indenture, dated as of April 1, 1993, between SCE&G and The Bank of New York Mellon Trust Company, N.A. (successor to NationsBank of Georgia, National Association), as trustee (the "Bond Trustee"), as supplemented (the "Mortgage"). The term "Bonds" in this prospectus also includes all other debt securities issued and outstanding under the Mortgage. A copy of the Mortgage has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The information under this heading "DESCRIPTION OF THE FIRST MORTGAGE BONDS" briefly outlines some of the provisions of the Mortgage. Please review the Mortgage that we filed with the SEC for a full statement of those provisions. See "WHERE YOU CAN FIND MORE INFORMATION" on how to obtain a copy of the Mortgage. You may also review the Mortgage at the Bond Trustee's offices at 900 Ashwood Parkway, Suite 425, Atlanta, Georgia 30338.

        Capitalized terms used and defined under this heading "DESCRIPTION OF THE FIRST MORTGAGE BONDS" have the meanings given such terms as defined herein. Capitalized terms used under this heading "DESCRIPTION OF THE FIRST MORTGAGE BONDS" which are not otherwise defined in this prospectus have the meanings given those terms in the Mortgage. The summaries under this heading "DESCRIPTION OF THE FIRST MORTGAGE BONDS" are not detailed. Whenever particular provisions of the Mortgage or terms defined in the Mortgage are referred to, those statements are qualified by reference to the Mortgage. References to article and section numbers under this heading "DESCRIPTION OF THE FIRST MORTGAGE BONDS," unless otherwise indicated, are references to article and section numbers of the Mortgage.

Provisions of a Particular Series

        The Bonds of a series need not be issued at the same time, bear interest at the same rate or mature on the same date. Unless otherwise provided in the terms of a series, a series may be reopened, without notice to or consent of any holder of outstanding Bonds, for issuances of additional Bonds of that series. Each prospectus supplement which accompanies this prospectus will set forth the following information to describe the series of Bonds related to that prospectus supplement, unless the information is the same as the information included in this section:

  •
  the title of the series of Bonds;

  •
  the aggregate principal amount and any limit upon the aggregate principal amount of the series of Bonds;

  •
  the date or dates on which the principal of the series of Bonds will be payable, and any right that we have to change the date on which principal is payable;

  •
  the rate or rates at which the series of Bonds will bear interest, if any (or the method of calculating the rate);

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  the date or dates from which the interest will accrue;

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  the dates on which the interest will be payable ("Interest Payment Dates");

  •
  the record dates for the interest payable on the Interest Payment Dates;

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  any option on our part to redeem the series of Bonds and redemption terms and conditions;

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  any obligation on our part to redeem or purchase the series of Bonds in accordance with any sinking fund or analogous provisions or at the option of the holder and the relevant terms and conditions for that redemption or purchase;

  •
  the denominations of the series of Bonds;

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  if the amount of the principal of or premium (if any) or interest on the series of Bonds is determined with reference to an index or other facts or events ascertainable outside of the Mortgage, the manner in which such amount may be determined;

  •
  any variation to the definition of "Business Day" as defined in the Mortgage;

  •
  the portion of the principal payable upon acceleration of maturity, if other than the entire principal amount;

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  whether the series of Bonds is subject to a book-entry system of transfers and payments; and

  •
  any other particular terms of the series of Bonds and of its offering. (Section 201)

Payment of Bonds; Transfers; Exchanges

        We will pay any interest which is due on each New Bond to the person in whose name that New Bond is registered as of the close of business on the record date relating to the Interest Payment Date. (Section 207) However, we will pay interest which is payable when the Bonds mature (whether the Bonds mature on their stated date of maturity, the date the Bonds are redeemed or otherwise) to the person to whom the relevant principal payment on the Bonds is to be paid.

        We will pay principal of, and any premium and interest on, the Bonds at our office or agency in Atlanta, Georgia (currently, the Bond Trustee). The applicable prospectus supplement for any series of Bonds will specify any other place of payment and any other paying agent. We may change the place at which the Bonds will be payable, may appoint one or more additional paying agents (including us) and may remove any paying agent, all at our discretion. (Section 702)

        Except as provided in a prospectus supplement, if principal of or premium (if any) or interest on the Bonds is payable on a day which is not a Business Day, payment thereof may be postponed to the next succeeding Business Day, and no additional interest will accrue as a result of the delayed payment.

        "Business Day" means any day, other than a Saturday or Sunday, which is not a day on which banking institutions or trust companies in Atlanta, Georgia are generally authorized or required by law, regulation or executive order to remain closed.

        You may transfer or exchange the Bonds for other Bonds of the same series, in authorized denominations (which are, unless otherwise stated in the prospectus supplement, denominations of $1,000 and any integral multiple thereof), and of like tenor and aggregate principal amount, at our office or agency in Atlanta, Georgia (currently, the Bond Trustee). At our discretion, we may change the place for registration and transfer of the Bonds, and we may appoint one or more additional security registrars (including us) and remove any security registrar. The prospectus supplement will identify any additional place for registration of transfer and any additional security registrar. You are not responsible for paying a service charge for any transfer or exchange of the Bonds, but you may have to pay a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of the Bonds. (Sections 202 and 205)

        For additional information with respect to the rights of the owners of beneficial interests in Bonds subject to a book-entry system of transfers and payments, see "BOOK-ENTRY SYSTEM."

Redemption

        The Bonds are subject to redemption, as set forth in the relevant prospectus supplement, only upon notice by mail (unless waived) not less than 30 days (or such other period set forth in the relevant prospectus supplement) prior to the redemption date. If less than all the Bonds of a series are to be redeemed, the particular Bonds to be redeemed will be selected by the method as shall be provided for any particular series, or in the absence of any such provision, by any method as the security registrar deems fair and appropriate. (Sections 109, 903 and 904)

        We may, in any notice of redemption, make any redemption conditional upon receipt by the Bond Trustee, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the Bond Trustee has not received that money, we will not be required to redeem those Bonds and we will then give notice to that effect. (Section 904)

Security

  General

        The Bonds of each series will be equally and ratably secured under the Mortgage. The Bonds are secured by the lien of the Mortgage on substantially all of our properties used in the generation, purchase, transmission, distribution and sale of electricity which have not been released from, or transferred not subject to, the lien of the Mortgage, and any other property which we may elect to subject to the lien of the Mortgage.

        If we merge or are consolidated with another corporation and certain conditions set forth in the Mortgage are satisfied, the existing mortgage or deed of trust or similar indenture entered into by such corporation may be designated as a "Class A Mortgage" and bonds issued thereunder would be "Class A Bonds" for purpose of the Mortgage. In that event, the Bonds will be secured, additionally, by such Class A Bonds as may be issued under the Class A Mortgage and deposited with the Bond Trustee and by the lien of the Mortgage, which lien would be junior to the lien of Class A Mortgage with respect to the property subject to such Class A Mortgage. (Section 1206) Presently, we have no Class A Bonds outstanding.

  Lien of the Mortgage

        The lien of the Mortgage is subject to the prior first mortgage lien of a Class A Mortgage, if any, liens on after-acquired property existing at the time of acquisition and various permitted liens, including:

  •
  tax liens, mechanics', materialmen's and similar liens and certain employees' liens, in each case, which are not delinquent and which are being contested,

  •
  certain judgment liens and easements, reservations and rights of others (including governmental entities) in, and defects of title to, the property subject to the lien of the Mortgage which do not materially impair its use by us,

  •
  certain leases, and

  •
  certain other liens (including but not limited to liens which are immaterial to our operations) and encumbrances. (Granting Clauses and Section 101)

        The following, among other things, are excepted from the lien of the Mortgage:

  •
  cash and securities not held under the Mortgage,

  •
  contracts, leases and other agreements, bills, notes and other instruments, receivables, claims, certain intellectual property rights and other general intangibles,

  •
  automotive and similar vehicles, movable equipment, and railroad, marine and flight equipment,

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  all goods, stock in trade, wares and merchandise held for sale in the ordinary course of business,

  •
  fuel (including nuclear fuel assemblies), materials, supplies and other personal property consumable in the operation of our business,

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  portable equipment,

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  furniture and furnishings,

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  computers, machinery and equipment used exclusively for corporate administrative or clerical purposes,

  •
  electric energy, gas, steam, water and other products generated, produced or purchased,

  •
  substances mined, extracted or otherwise separated from the land and all rights thereto, leasehold interests, and

  •
  with certain exceptions, all property which is located outside of the State of South Carolina or Columbia County, Georgia. (Granting Clauses)

        The Mortgage contains provisions subjecting (with certain exceptions and limitations and subject to the prior lien of a Class A Mortgage, if any, and the provisions of the U.S. Bankruptcy Code) after-acquired electric utility property to the lien of the Mortgage. (Granting Clauses) Notwithstanding the foregoing, it may be necessary to comply with applicable recording requirements to perfect such lien on after-acquired electric utility property.

        The Mortgage provides that the Bond Trustee has a lien upon the property subject to the lien of the Mortgage, for the payment of its compensation and expenses. This Bond Trustee's lien is prior to the lien on behalf of the holders of the Bonds. (Section 1607)

Issuance of Bonds

        The maximum principal amount of Bonds which we may issue under the Mortgage is unlimited. Under the Mortgage, Bonds may be authenticated and delivered, upon receipt by the Bond Trustee of a supplemental indenture, a board resolution or an officer's certificate pursuant thereto, together with a company order to the Bond Trustee, an opinion of counsel and an officer's certificate, subject to the further requirements of the Mortgage described below. (Sections 201 and 301).

        We may issue Bonds of any series from time to time on the basis of, and in an aggregate principal amount not exceeding the sum of:

  •
  the aggregate principal amount of Class A Bonds issued and delivered to the Bond Trustee and designated by us as the basis for such issuance,

  •
  70% of the amount of Unfunded Net Property Additions (generally defined as Property Additions (net of retirements) which have not been made or deemed to have been made the basis of the authentication and delivery of Bonds or used for other purposes under the Mortgage),

  •
  the aggregate principal amount of retired Bonds, and

  •
  cash deposited with the Bond Trustee. (Sections 101, 104 and 302 and Articles Four, Five and Six)

        Property Additions are generally defined to include any Property subject to the lien of the Mortgage (the "Mortgaged Property") which we may elect to designate as such, except (with certain exceptions) goodwill, going concern value rights, intangible property or any property the cost of acquisition or construction of which is properly chargeable to an operating expense account. (Sections 101 and 104)

        Based upon Property Additions certified to the Bond Trustee as of January 31, 2009 (the last date of certification of Property Additions under the Mortgage), we have Unfunded Net Property Additions of approximately $2.1 billion, sufficient to permit the issuance of approximately $1.47 billion of additional Bonds on the basis thereof. As of October 31, 2009, $100 million principal amount of retired Bonds were available to support the issuance of Bonds under the Mortgage.

        With certain exceptions in the case of Bonds issued on the basis of Class A Bonds and retired Bonds as described above, we can issue Bonds only if our Adjusted Net Earnings for 12 consecutive months within the preceding 18 months is at least twice the Annual Interest Requirements on:

  •
  all Bonds at the time outstanding,

  •
  the Bonds then applied for, and

  •
  all outstanding Class A Bonds, if any, other than Class A Bonds held by the Bond Trustee under the Mortgage. (Sections 103, 301, 302 and 501)

Release of Property

        We may obtain the release of property from the lien of the Mortgage either upon the basis of an equal amount of Unfunded Net Property Additions or upon the basis of the deposit of cash or a credit for retired Bonds. We may also obtain the release of property upon the basis of the release of the property from the lien of a Class A Mortgage, if any. (Article Ten)

Withdrawal of Cash

        We may withdraw cash deposited as the basis for the issuance of Bonds and cash representing certain payments in respect of Class A Bonds, if any, designated as the basis for the issuance of Bonds or the withdrawal of cash ("Designated Class A Bonds") upon the basis of (1) Unfunded Net Property Additions in an amount equal to ten-sevenths of such cash, (2) an equal amount of retired Bonds or (3) an equal amount of Class A Bonds which are not Designated Class A Bonds. (Sections 601 and 1202) In addition, we may withdraw cash upon the basis of (a) an equal amount of Unfunded Net Property Additions, or (b) ten-sevenths of the amount of retired Bonds, or may apply such cash to (y) the purchase of Bonds (at prices not exceeding ten-sevenths of the principal amount thereof) or (z) the redemption or payment at stated maturity of Bonds. (Sections 601 and 1005)

Modification of Mortgage

        We may, without the consent of any holders of outstanding Bonds, enter into supplemental indentures for, including but not limited to, the following purposes:

  •
  to add to our covenants for the benefit of the holders or to surrender a right or power conferred upon us in the Mortgage,

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  to correct or amplify the description of any property at any time subject to the lien of the Mortgage, or to subject to the lien of the Mortgage additional property,

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  to establish the form or terms of any series of Bonds,

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  to make any other changes to or eliminate provision of the Mortgage required or contemplated by the Trust Indenture Act, or

  •
  to make certain other modifications, generally of a ministerial or immaterial nature. (Section 1701)

        We may amend the Mortgage for other purposes only with the consent of the holders of a majority in principal amount of the Bonds then outstanding, considered as one class, unless such amendment directly affects the rights of the holders of Bonds of one or more, but less than all, series, in which case only the consent of the holders of a majority in principal amount of the affected series of the Bonds then outstanding, considered as one class, need be obtained. However, without the consent of the holder of each affected outstanding Bond, we may not amend the Mortgage for the following purposes:

  •
  to change the stated maturity of the principal of, or any installment of principal of or interest on, any Bond or to reduce the principal amount, the interest rate of, any other amount payable in respect of or any premium payable on the redemption of any Bond;

  •
  to reduce the principal amount of any Bond which is a Discount Security (as defined in the Mortgage) that would be due upon a declaration of acceleration of that Bond's maturity;

  •
  to change the currency of any payment of principal of or any premium or interest on any Bond;

  •
  to impair the right to institute suit for the enforcement of any payment on or with respect to any Bond after the stated maturity or redemption date of that Bond;

  •
  to permit the creation of any lien ranking prior to the lien of the Mortgage with respect to all or substantially all of the Mortgage Property or terminate the lien of the Mortgage on all or substantially all of the Mortgaged Property, or otherwise deprive such holder of the benefit of the security of the lien of the Mortgage;

  •
  reduce the percentage in principal amount of outstanding Bonds of any series for which the consent of the holders is required to modify or amend the Mortgage or to waive compliance with certain provisions of the Indenture, or reduce certain quorum or voting requirements of the Mortgage; or

  •
  to modify the foregoing requirements or reduce the percentage of outstanding Bonds necessary to modify other provisions of the Mortgage or waive any past default thereunder. (Section 1702)

Events of Default

        Each of the following events is an Event of Default under the Mortgage:

  •
  We fail to make payments of principal or premium within three business days, or interest within 60 days, after the due date,

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  We fail to perform or breach any other covenant or warranty for a period of 90 days after notice,

  •
  We file for bankruptcy or certain other events involving insolvency, receivership or bankruptcy occur, or

  •
  We default under any Class A Mortgage. (Section 1101)

        If an Event of Default occurs and is continuing, either the Bond Trustee or the Holders of 25% in principal amount of the Outstanding Bonds may declare the principal amount of all of the Outstanding Bonds to be immediately due and payable. After the declaration of acceleration has been made, but before the sale of any of the Mortgaged Property and before the Bond Trustee has obtained a judgment or decree for payment of money, the Event of Default giving rise to such declaration of acceleration will be deemed to be waived, and such declaration and its consequences will be rescinded and annulled, if we (a) pay to the Bond Trustee all overdue interest, principal and any premium on any Outstanding Bonds and (b) cure any other such Event of Default. (Sections 1102 and 1117)

        The Holders of a majority in principal amount of the Outstanding Bonds may direct the time, method and place of conducting any proceeding for the enforcement of the Mortgage available to the Bond Trustee or exercising any trust or power conferred on the Bond Trustee. No Holder of any Bond has the right to institute any proceeding with respect to the Mortgage, or for the appointment of a receiver or for any other remedy thereunder, unless:

  •
  that Holder previously gave written notice of a continuing Event of Default to the Bond Trustee,

  •
  the Holders of a majority in principal amount of Outstanding Bonds have offered to the Bond Trustee reasonable indemnity against costs and liabilities and requested that the Bond Trustee take action,

  •
  the Bond Trustee declined to take action for 60 days, and

  •
  the Holders of a majority in principal amount of Outstanding Bonds have given no inconsistent direction during such 60-day period;

provided, however, that each Holder of a Bond has the right to enforce payment of that Bond when due. (Sections 1111, 1112 and 1116)

        In addition to the rights and remedies provided in the Mortgage, the Bond Trustee may exercise any right or remedy available to the Bond Trustee in its capacity as the owner and holder of Class A Bonds, if any, which arises as a result of a default under any Class A Mortgage. (Section 1119)

Defeasance; Satisfaction and Discharge

        Upon receipt by the Bond Trustee of moneys or Eligible Obligations (as defined in the Mortgage), or both, sufficient to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the Bonds together with a company order and opinion of counsel required by the Mortgage, the holders of the Bonds or portions thereof in respect of which such deposit was made will no longer be entitled to the benefit of certain of our covenants under the Mortgage, and the Bond Trustee will, upon receipt of a company order as required by the Mortgage, will acknowledge in writing that such Bonds or portions thereof are deemed to have been paid for purposes of the Mortgage and that our entire indebtedness in respect of the Mortgage has been deemed to have been satisfied and discharged. Notwithstanding the satisfaction and discharge of any Bonds as described above, certain of our obligations and the obligations of the Bond Trustee shall survive. (Section 1301)

Restrictions on Payment of Dividends

        The Mortgage prohibits us from declaring and paying dividends on any shares of our common stock except from either (1) the excess (the "Surplus") of our net assets over our Capital (as defined herein) or (2) if there is no Surplus, our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year; provided, that no dividends may be declared if and while our Capital is significantly impaired as described in the Mortgage. "Capital" is defined in the Mortgage to mean the part of the consideration we received for any shares of our capital stock as determined by our board of directors to be capital or, if our board has not made such a determination, the aggregate par amount of shares having a par value plus the amount of consideration for such shares without par value. All of the outstanding shares of our common stock are held of record by SCANA. (Section 711)

Evidence of Compliance and Indemnification of Bond Trustee

        The Trust Indenture Act requires that we give the Bond Trustee, at least annually, a brief statement as to our compliance with the conditions and covenants under the Mortgage and periodically deliver reports, information and other documents to the Bond Trustee and file certain documents with the SEC. (Article Eight)

        The Bond Trustee will be under no obligation to exercise any of the rights or powers vested in it by the Mortgage at the request or direction of any Holder pursuant to the Mortgage, unless such Holder shall have offered to the Bond Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. (Section 1603)

Our Relationship with the Bond Trustee

        The Bond Trustee and/or one or more of its affiliates, may be lenders under our, or our subsidiaries' or affiliates', credit agreements and may provide other commercial banking, investment banking and other services to us and/or our subsidiaries or affiliates. The Bond Trustee will be permitted to engage in other transactions with us and/or our subsidiaries or affiliates; however, if the Bond Trustee acquires any conflicting interest, as defined in the Trust Indenture Act, it must eliminate the conflict or resign.

BOOK-ENTRY SYSTEM

        If provided in the applicable pricing or prospectus supplement, except under the circumstances described below, we will issue each of the Notes, Junior Subordinated Notes or Bonds sold pursuant to this prospectus (the "Securities") as one or more global certificates (each a "Global Certificate"), each of which will represent beneficial interests in the Securities. We will deposit those Global Certificates with, or on behalf of The Depository Trust Company, New York, New York ("DTC") or another depository which we subsequently designate (the "Depository") relating to the Securities, and register them in the name of a nominee of the Depository.

        So long as the Depository, or its nominee, is the registered owner of a Global Certificate, the Depository or its nominee, as the case may be, will be considered the owner of that Global Certificate. We will make payments of principal of, any premium, and interest on the Global Certificate to the Depository or its nominee, as the case may be, as the registered owner of that Global Certificate. Except as set forth below, owners of a beneficial interest in a Global Certificate will not be entitled to have any individual Securities registered in their names, will not receive or be entitled to receive physical delivery of any Securities and will not be considered the owners of Securities.

        Accordingly, to exercise any of the rights of the registered owners of the Securities, each person holding a beneficial interest in a Global Certificate must rely on the procedures of the Depository. If that person is not a Direct Participant (as defined below), then that person must also rely on procedures of the Direct Participant through which that person holds its interest.

DTC

        The following information concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but neither we nor any underwriter, dealer or agent take any responsibility for the accuracy of that information.

        DTC will act as securities depository for the Global Certificates. The Global Certificates will be issued initially as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee), or such other name as may be requested by an authorized representative of DTC. One fully-registered certificate will be issued for each issue of the Securities, each in the aggregate principal amount of such issues, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of such issue.

        DTC, the world's largest depository, is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants" and, together with the Direct Participants, "DTC Participants"). DTC has Standard & Poor's Ratings Service's highest rating: AAA. The DTC rules applicable to DTC's Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

        Purchases of the Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Securities on DTC's records. The ownership interest of each actual purchaser of each Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases. However, Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of beneficial ownership interests in the Securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Securities, unless the use of the book-entry only system for the Securities is discontinued.

        To facilitate subsequent transfers, all Securities deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the Securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of Securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Securities, such as redemptions, tenders, defaults, and proposed amendments to the Security documents. For example, Beneficial Owners of Securities may wish to ascertain that the nominee holding the Securities for their benefit has agreed to obtain and transmit notices to Beneficial Owners.

In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

        Redemption notices will be sent to DTC. If less than all of an issue of Securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in the Securities to be redeemed.

        Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the Securities unless authorized by a Direct Participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the trustee for the related issue of Securities (the "Agent"), as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

        Payments of principal, interest and redemption premium, if any, on the Securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information from us or the Agent, on the payable date in accordance with their respective holdings shown on DTC's records. Payments by DTC Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such DTC Participant and not of DTC (nor its nominee), the Agent or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest or distributions and dividend payments (as applicable) to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the Agent, disbursement of such payments to Direct Participants is DTC's responsibility, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

        DTC may discontinue providing its services as securities depository with respect to the Securities by giving reasonable notice to us or the Agent. We also may decide to discontinue use of the book-entry only system through DTC (or a successor depository). In either situation, if a successor securities depository is not obtained, Securities in certificated form will be printed and delivered to each Beneficial Owner in accordance with the applicable rules and procedures of DTC on file with or as approved by the SEC.

PLAN OF DISTRIBUTION

        We may sell securities to one or more underwriters or dealers for public offering and sale by them, or we may sell the securities to investors directly or through agents. The pricing supplement (in the case of Notes) or prospectus supplement (in the case of Junior Subordinated Notes, Common Stock or Bonds) relating to the securities being offered will set forth the terms of the offering and, in the case of a prospectus supplement relating to an offering of Junior Subordinated Notes, Common Stock or Bonds, the method of distribution, and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

  •
  the name or names of any agents or underwriters;

  •
  the purchase price of the securities and the proceeds to us from the sale;

  •
  any underwriting discounts, sales commissions and other items constituting underwriters' compensation;

  •
  any public offering price;

  •
  any commissions payable to agents;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchange or market on which the securities may be listed.

        Only those underwriters identified in the applicable pricing or prospectus supplement are deemed to be underwriters in connection with the securities offered in the applicable pricing or prospectus supplement.

        We may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the applicable pricing or prospectus supplement specifies. We may sell securities through forward contracts or similar arrangements. In connection with the sale of securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

        We may sell the securities directly or through agents we designate from time to time. Any agent involved in the offer or sale of the securities covered by this prospectus, other than at the market offerings of Common Stock, will be named in a pricing or prospectus supplement relating to such securities. At the market offerings of Common Stock may be made by agents. Commissions payable by us to agents will be set forth in a pricing or prospectus supplement relating to the securities being offered. Unless otherwise indicated in a pricing or prospectus supplement, any such agents will be acting on a best-efforts basis for the period of their appointment.

        Some of the underwriters, dealers or agents and some of their affiliates who participate in the securities distribution may engage in other transactions with, and perform other services for, us and our subsidiaries or affiliates in the ordinary course of business.

        Any underwriting or other compensation which we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers, will be set forth in the applicable pricing or prospectus supplement. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, and their controlling persons, and agents may be entitled, under agreements entered into with us, to indemnification against certain civil liabilities, including liabilities under the Securities Act.

EXPERTS

        The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus by reference from SCANA's Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of SCANA's internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus by reference from SCE&G's Annual Report on Form 10-K, as amended, for the year ended December 31, 2008, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

VALIDITY OF THE SECURITIES

        McNair Law Firm, P.A., of Columbia, South Carolina, and Ronald T. Lindsay, Esq., our Senior Vice President and General Counsel, will pass upon the validity of the securities for us. Troutman Sanders LLP, of Richmond, Virginia, may pass upon certain legal matters in connection with the securities for any underwriters, dealers or agents and, in passing upon such legal matters, Troutman Sanders LLP is entitled to rely as to all matters of South Carolina law upon the opinion of Ronald T. Lindsay, Esq. From time to time, Troutman Sanders LLP renders legal services to us and certain of our subsidiaries.

        At October 31, 2009, Ronald T. Lindsay, Esq., owned beneficially 283 shares of SCANA's Common Stock, including shares acquired by the trustee under SCANA's Stock Purchase-Savings Program by use of contributions made by Mr. Lindsay and earnings thereon and including shares purchased by that trustee by use of SCANA contributions and earnings thereon.

$250,000,000

South Carolina Electric & Gas Company

First Mortgage Bonds, 4.350% Series due February 1, 2042

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BB&T Capital Markets	Mizuho Securities	Wells Fargo Securities

Co-Managers

Deutsche Bank Securities	TD Securities	US Bancorp

July 10, 2012